EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

CLARION PARTNERS REAL ESTATE INCOME FUND INC.,

as the Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent, the Letter of Credit Issuer and a Lender

April 22, 2021

i

SECTION 4	CHANGE IN CIRCUMSTANCES	53

4.1	Taxes	53
4.2	Illegality	58
4.3	Inability to Determine Rates	59
4.4	Increased Cost and Capital Adequacy	59
4.5	Funding Losses	61
4.6	Requests for Compensation	61
4.7	Survival	61
4.8	Mitigation Obligations; Replacement of Lenders	61
4.9	Benchmark Replacement Setting	62
4.10	Cash Collateral	65

SECTION 5	SECURITY	66

5.1	Liens	66
5.2	The Collateral Account; Capital Calls	66
5.3	Agreement to Deliver Additional Collateral Documents	67
5.4	Subordination	68

SECTION 6	CONDITIONS PRECEDENT TO LENDING	68

6.1	Obligations of the Lenders	68
6.2	Conditions to all Loans and Letters of Credit	71

SECTION 7	REPRESENTATIONS AND WARRANTIES OF THE BORROWER	72

7.1	Organization and Good Standing	72
7.2	Authorization and Power	72
7.3	No Conflicts or Consents	72
7.4	Enforceable Obligations	73
7.5	Priority of Liens	73
7.6	Financial Condition	73
7.7	Full Disclosure	73
7.8	No Default	73
7.9	No Litigation	74
7.10	Material Adverse Effect	74
7.11	Taxes	74
7.12	Principal Office; Jurisdiction of Formation	74
7.13	ERISA	74
7.14	Compliance with Law	74
7.15	Environmental Matters	74
7.16	Capital Commitment and Contributions	75
7.17	Fiscal Year	75
7.18	Investor Documents	75
7.19	Margin Stock	75

7.20	Investment Company Status	75
7.21	No Defenses	76
7.22	[Reserved]	76
7.23	Sanctions	76
7.24	Insider	76
7.25	Investor	76
7.26	Organizational Structure	76
7.27	No Brokers	76
7.28	Financial Condition	77
7.29	Beneficial Ownership Certification	77

SECTION 8	AFFIRMATIVE COVENANTS OF THE BORROWER	77

8.1	Financial Statements, Reports and Notices	77
8.2	Payment of Obligations	80
8.3	Maintenance of Existence and Rights	80
8.4	Operations and Properties	80
8.5	Books and Records; Access	80
8.6	Compliance with Law	81
8.7	Insurance	81
8.8	Authorizations and Approvals	81
8.9	Maintenance of Liens	81
8.10	Further Assurances	81
8.11	Maintenance of Independence	81
8.12	Compliance with Sanctions	82
8.13	Taxes	82
8.14	Compliance with Loan Documents and Constituent Documents	82
8.15	Investor Default	82
8.16	Collateral Account	82
8.17	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	82
8.18	Solvency	83
8.19	Returned Capital	83
8.20	Investor Financial and Confirmation of Unfunded Capital Commitment	83
8.21	REIT Status under the Internal Revenue Code; Investment Company Act	84

SECTION 9	NEGATIVE COVENANTS	84

9.1	Borrower Information	84
9.2	Mergers, Etc	84
9.3	Limitation on Liens	84
9.4	Fiscal Year and Accounting Method	84
9.5	[Reserved]	84
9.6	Constituent Documents	85
9.7	[Reserved]	85
9.8	[Reserved]	85

9.9	Sale of Collateral	85
9.10	Capital Contributions	85
9.11	Limitation on Indebtedness	85
9.12	Capital Commitment	86
9.13	Capital Calls	86
9.14	ERISA Compliance	86
9.15	Dissolution	86
9.16	Environmental Matters	86
9.17	Limitations on Distributions	86
9.18	Limitation on Withdrawals of Funds	87
9.19	[Reserved]	87
9.20	[Reserved]	87
9.21	Capital Returns	87
9.22	[Reserved]	87
9.23	Transactions with Affiliates	87
9.24	[Reserved]	87
9.25	Collateral Account	87

SECTION 10	EVENTS OF DEFAULT	87

10.1	Events of Default	87
10.2	Remedies Upon Event of Default	90
10.3	Lender Offset	93
10.4	Performance by the Administrative Agent	93
10.5	Good Faith Duty to Cooperate	93

SECTION 11	AGENCY PROVISIONS	94

11.1	Appointment and Authorization of Administrative Agent	94
11.2	Delegation of Duties	94
11.3	Exculpatory Provisions	95
11.4	Reliance on Communications	95
11.5	Notice of Default	96
11.6	Non-Reliance on the Administrative Agent and Other Lenders	96
11.7	Indemnification	96
11.8	Administrative Agent in Its Individual Capacity	97
11.9	Successor Administrative Agent	97
11.10	Reliance by the Borrower	98
11.11	Administrative Agent May File Proofs of Claim	99
11.12	Erroneous Payments	100

SECTION 12	MISCELLANEOUS	102

12.1	Amendments	102
12.2	Sharing of Offsets	103
12.3	Sharing of Collateral	104

12.4	Waiver	104
12.5	Payment of Expenses; Indemnity	105
12.6	Notice	107
12.7	Governing Law	108
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	109
12.9	Invalid Provisions	109
12.10	Entirety	109
12.11	Successors and Assigns; Participations	110
12.12	Defaulting Lenders	114
12.13	All Powers Coupled with Interest	117
12.14	Headings	117
12.15	Survival	117
12.16	Full Recourse	117
12.17	Availability of Records; Confidentiality	117
12.18	Customer Identification Notice	118
12.19	Multiple Counterparts	118
12.20	Term of Agreement	118
12.21	Inconsistencies with Other Documents	119
12.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	119

SCHEDULES

SCHEDULE I:	Borrower Information
SCHEDULE II:	Lender Commitments and Related Information
SCHEDULE III:	Borrower Organizational Structure

EXHIBITS

EXHIBIT A:	Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Borrower Security Agreement
EXHIBIT D:	Form of Borrower Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of Rollover/Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	[Reserved]
EXHIBIT J:	[Reserved]
EXHIBIT K:	Form of Investor Consent
EXHIBIT L:	Form of Investor Opinion
EXHIBIT M:	Form of Responsible Officer’s Certificate
EXHIBIT N:	Form of Compliance Certificate
EXHIBIT O:	[Reserved]

v

EXHIBIT P:	Form of Facility Extension Request
EXHIBIT Q:	Form of Capital Return Certification
EXHIBIT R:	Form of Capital Return Notice
EXHIBIT S-1:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT S-2:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT S-3:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT S-4:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, is dated as of April 22, 2021, by and among CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation (the “Borrower”), the banks and financial institutions from time to time party hereto as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Letter of Credit Issuer and a Lender.

A. The Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Borrower for purposes permitted under the Constituent Documents (as defined below) of the Borrower (as defined below).

B. The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS

1.1. Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means The Bank of New York Mellon, or any permitted replacement thereof which is an Eligible Institution.

“Adjusted LIBOR” means, for any Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) LIBOR for such Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such Loan for such Interest Period; plus (b) the Applicable Margin. If the calculation of clause (a) of Adjusted LIBOR results in a rate for such clause (a) of Adjusted LIBOR less than zero (0), clause (a) of Adjusted LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Administrative Agent” means Wells Fargo, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrower and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Alternative Currency” means any currency (other than Dollars) requested by the Borrower and approved by the Administrative Agent and the Lenders in their reasonable discretion and, in the case of a Letter of Credit, the Letter of Credit Issuer in its reasonable discretion.

“Announcements” has the meaning provided in Section 1.7.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for the Borrower.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, published interpretations and orders of courts or Governmental Authorities and all published orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, 175 basis points (1.75%) per annum, (b) with respect to Reference Rate Loans, 175 basis points (1.75%) per annum, and (c) with respect to Letter of Credit fees, 175 basis points (1.75%) per annum.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect; and (b) the Borrowing Base, minus, in either case, the FX Reserve Amount.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date, and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.9(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Benchmark” means, initially, with respect to (a) any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, USD LIBOR, or (b) any Obligations, interest, fees, commissions or other amounts denominated in a LIBOR Quoted Currency or calculated with respect thereto, the London interbank offered rate with respect to such LIBOR Quoted Currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to any such benchmark rate, then “Benchmark” with respect to Obligations, interest, fees, commissions or other amounts denominated in such currency means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.9(a).

“Benchmark Replacement” means, for any Available Tenor:

(a) with respect to any Benchmark Transition Event or Early Opt-in Election with respect to a then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any Alternative Currency or calculated with respect thereto, the alternative set forth in clause (3) below:

(1)	the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(2)	the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(3)

the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark for the applicable Corresponding Tenor, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the currency applicable to such Benchmark at such time, and (ii) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event and a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1) of this definition, if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, then the Benchmark Replacement will be deemed to be the Floor for purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)

for purposes of clause (a)(3) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the currency applicable to such Benchmark; and

(3)

for purposes of clause (b) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) of this definition, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion, and (y) if such then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 4.9(a) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Reference Rate”, timing and frequency of determining rates and making payments of interest, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any then-current Benchmark, the earliest to occur of the following events with respect to such Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;

(3)

in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Borrower and the Lenders pursuant to Section 4.9(a)(ii); or

(4)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination, and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.9 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower” has the meaning provided in the first paragraph hereof.

“Borrower Control Agreement” means the Control Agreement among the Borrower, the Administrative Agent and the Account Bank, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrower Security Agreement” means the Borrower Security Agreement, substantially in the form of Exhibit C, made by the Borrower in favor of the Administrative Agent, pursuant to which the Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) and security interest in, and pledge of, its interests in the Collateral, including the Borrower’s rights under the Equity Commitment Agreement, as the same may be amended, amended and restated, supplemented or modified otherwise from time to time.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, ninety percent (90%) of the aggregate Unfunded Capital Commitment. For the avoidance of doubt, the Unfunded Capital Commitment shall be excluded from the Borrowing Base for any such time as the Investor is subject to an Exclusion Event (subject to any cure period set forth in the definition thereof) that remains uncured to the satisfaction of the Lenders in their sole discretion.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment substantially in the form of Exhibit A.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by Applicable Law to close; (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement or the other Loan Documents in respect of any such LIBOR Rate Loan (or any Reference Rate Loan as to which the interest rate is determined by reference to LIBOR), any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market; (c) in respect of Loans or payments under this Credit Agreement in Euros or Sterling or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the European Union, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros or Sterling; and (d) if such day relates to any dealings in an Alternative Currency to be carried out pursuant to this Credit Agreement, any day in which banks are open for foreign currency exchange business in the principal finance center of the country of such Alternative Currency.

“Capital Call” means a call upon the Investor for payment of all or any portion of the Capital Commitment pursuant to and in accordance with the Equity Commitment Agreement. “Capital Calls” means, where the context may require, all Capital Calls, collectively.

“Capital Commitment” means the capital commitment of the Investor to the Borrower in the amount set forth in the Equity Commitment Agreement as the “Equity Commitment”.

“Capital Contribution” means the amount of cash actually contributed by the Investor to the Borrower with respect to its Capital Commitment as “Equity Contributions” under the Equity Commitment Agreement as of the time such determination is made. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Return Certification” means the delivery of an updated Borrowing Base Certificate which includes, in the spreadsheet calculating the Available Commitment, an additional column depicting the Returned Capital distributed to the Investor, along with a certification by a Responsible Officer of the Borrower substantially in the form of Exhibit Q that such amounts have been returned to the Investor and are recallable as Capital Contributions pursuant to a Capital Call under the Equity Commitment Agreement.

“Capital Return Notice” means the written notice delivered to the Investor by or on behalf of the Borrower for the purpose of making a return of capital pursuant to the Equity Commitment Agreement, which notice shall be substantially in the form of Exhibit R. “Capital Return Notices” means, where the context may require, all Capital Return Notices, collectively.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event that shall exist if (a) neither the Investor nor an Affiliate (as of the Closing Date) of the Investor Controls the Borrower or (b) the Investor fails to Control, directly or indirectly, the Investment Manager.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders in writing.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means the account listed on Schedule I with respect to the Borrower, which account shall be solely used for receipt of proceeds from Capital Calls.

“Collateral Account Pledge” means the Pledge of the Collateral Account, substantially in the form of Exhibit D, made by the Borrower in favor of the Administrative Agent, pursuant to which the Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority Lien (subject only to Permitted Liens) in and to the Collateral Account, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth on Schedule II hereto or on its respective Assignment and Assumption, as the same may be reduced from time to time by the Borrower pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Borrower, the Investor, the Investment Manager, the Investment Sub-Adviser, or any of their Affiliates or Subsidiaries, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Borrower, the Investor, the Investment Manager or the Investment Sub-Adviser pursuant to or in connection with this Credit Agreement orally or in writing to the Administrative Agent, any Lender, any Participant or potential Lender or Participant or, in the case of each of the foregoing, any of their related Persons or any of their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time other than as a result of disclosure by the Administrative Agent, any Lender, any Participant, or any of their related Persons or any of their respective Affiliates, attorneys, certified public accountants, representatives or agents; or (b) was or became available to the Administrative Agent, a Lender, or to the Administrative Agent’s, a Lender’s, or a Participant’s respective attorneys, certified public accountants, agents or any such Person on a non-confidential basis from the Borrower, the Investor, the Investment Manager or the Investment Sub-Adviser.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association and the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time. For the avoidance of doubt, with respect to the Borrower, its “Constituent Documents” shall include the Equity Commitment Agreement.

“Control” or “Controlled” means, with respect to any Person, the direct or indirect power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (a) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of such Person, (b) as applicable, appoint or remove all, or the majority, of the directors, managers or other equivalent officers of such Person, or (c) give directions with respect to the operating and financial policies of such Person, which the directors, managers or other equivalent officers of such Person are obligated to follow.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the Borrower is a member.

“Conversion Date” means any LIBOR Conversion Date, or Reference Rate Conversion Date, as applicable.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the credit and letter of credit facility provided to the Borrower by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Daily LIBOR” means, with respect to any day, the rate of interest per annum determined by the Administrative Agent based on the London interbank offered rate administered by IBA (or any other Person which takes over the administration of such rate) for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) as published by a commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest whole 1/100 of 1%). If the calculation of Daily LIBOR results in a Daily LIBOR rate of less than zero (0), Daily LIBOR shall be deemed to be zero (0) for all purposes of this Credit Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d), and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Borrower, the Letter of Credit Issuer and each other Lender.

“Distribution” has the meaning provided in Section 9.17.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date upon which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.

“Early Opt-in Election” means:

(a) with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, if such Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)

the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b) with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding syndicated credit facilities denominated in such currency at such time contain (as a result of amendment or as originally executed) a new benchmark interest to replace such Benchmark, and

(2)

the joint election by the Administrative Agent and the Borrower to trigger a fallback from such Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)); provided that, in each case and unless otherwise consented to in writing by all parties hereto, the Eligible Assignee shall be a Qualified Purchaser.

“Eligible Institution” means Wells Fargo or any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all binding federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, cause of action, or any order, violation, loss, damage (including to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements resulting from the violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including ground, air, water, or noise pollution, or underground or aboveground tanks.

“Equity Commitment Agreement” means the Equity Commitment Agreement dated as of the date hereof between the Borrower and the Investor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means the Investor if it is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“Erroneous Payment” has the meaning provided in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning provided in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any Taxes imposed under FATCA.

“Exclusion Event” means, with respect to the Investor any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any final judgment, decree or order of any court or any binding order, rule or regulation of any administrative or governmental body):

(a) the Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take formal personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) an involuntary case or other proceeding under Debtor Relief Laws shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking the Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under any Debtor Relief Law;

(c) any final judgment or decree which in the aggregate exceeds fifteen percent (15%) of the net worth of the Investor (measured as of the Closing Date) shall be rendered against the Investor, and (i) any such judgment or decree shall not be stayed, discharged, paid, bonded or vacated within sixty (60) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and such judgment or decree shall not otherwise be covered by insurance in an amount that would cause any uninsured potential liability not to exceed fifteen percent (15%) of the net worth of the Investor;

(d) the Investor shall (i) formally and explicitly repudiate, challenge, or declare unenforceable any material provision of the Constituent Documents of the Borrower or its Investor Consent or its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any such provision of the Constituent Documents of the Borrower or its Investor Consent, (iii) give any written notice of its intent to withdraw its equity commitment to the Borrower, of a prospective inability to fund future contributions pursuant to a Capital Call or of a breach of any material provision of the Constituent Documents of the Borrower or its Investor Consent, or (iv) breach any material provision of the Constituent Documents of the Borrower or its Investor Consent;

(e) the Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call made in accordance with the Equity Commitment Agreement, and such delinquency is not cured within five (5) Business Days thereafter;

(f) the Investor shall Transfer its direct or indirect interest in the Borrower; provided that, if the Investor shall Transfer less than all of its direct or indirect interest in the Borrower, only the Transferred portion shall be excluded from the Borrowing Base;

(g) any material representation, warranty, certification or statement made by the Investor under the Equity Commitment Agreement or Investor Consent or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made, and such Person shall fail to cure the adverse effect of such failure within thirty (30) days after written notice thereof is delivered to the Borrower and such Person by the Administrative Agent;

(h) the Investor encumbers its equity commitment or equity interest in the Borrower and the applicable lienholder commences remedies against such equity commitment or equity interest, as applicable;

(i) the Investor shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in the Investor’s most recent financial report, of at least seventy-five percent (75%) of the net worth of the Investor measured as of the Closing Date;

(j) the occurrence of any circumstance or event which, in the reasonable discretion of the Administrative Agent, could reasonably be expected to (x) have a material and adverse impact on the financial condition and/or operations of the Investor taken as a whole or (y) materially impair, impede, or jeopardize the obligation and/or the ability of the Investor to fulfill its obligations under the Constituent Documents of the Borrower, the Equity Commitment Agreement or its Investor Consent;

(k) [reserved];

(l) the Investor shall formally attempt to (or be ordered by any Governmental Authority to) withdraw, retire or resign from its equity commitment to the Borrower;

(m) the Investor shall request in writing to be (or be ordered by any Governmental Authority to be) released from any obligation under the Equity Commitment Agreement to make contributions pursuant to a Capital Call with respect to its Capital Commitment;

(n) the Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for the Investor; provided that a partial suspension, cancellation, reduction, excuse, termination or abatement thereof shall only exclude such partial amount from the Borrowing Base;

(o) the Uncalled Capital Commitment and/or the Equity Commitment Agreement ceases to be Collateral subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent;

(p) [reserved];

(q) the Investor becomes a Sanctioned Entity, or, to the Borrower’s or Administrative Agent’s knowledge, the Investor’s funds to be used in connection with funding Capital Calls are derived from illegal or suspicious activities;

(r) [reserved];

(s) [reserved];

(t) in the event the Investor does not have publicly available financial information, the Administrative Agent is unable (after giving the Borrower thirty (30) days’ written notice thereof) to obtain annual updated financial information for the Investor within one hundred twenty (120) days following the end of the applicable fiscal year of the Investor; or

(u) the Rating of the Investor shall fall below A-/A3.

“Extension Request” means a written request by the Borrower substantially in the form of Exhibit P to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCA” has the meaning provided in Section 1.7.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Borrower, the Administrative Agent and certain Lenders, as each may be amended, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which the Borrower may be formed.

“Floor” means, with respect to any Benchmark, the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to such Benchmark.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FX Reserve Amount” means, at any date of determination, an amount equal to five percent (5%) of the Dollar Equivalent of the aggregate Principal Obligations denominated in an Alternative Currency, as determined by the Administrative Agent, such determination to be conclusive and binding absent manifest error.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties,

(f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“IBA” has the meaning provided in Section 1.7.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money, including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to repurchase any securities which repurchase obligation is related to the issuance thereof;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture to the extent such Person is liable thereafter as a result of such Person’s ownership interest in such entity, unless such Indebtedness is expressly made non-recourse to such Person or such Person is otherwise not liable therefor. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Interest Option” means LIBOR or the Reference Rate.

“Interest Payment Date” means: (a) with respect to any Reference Rate Loan or any LIBOR Rate Loan based on Daily LIBOR, the first Business Day of each calendar month; (b) as to any LIBOR Rate Loan in respect of which the Borrower has selected a one- or three- month Interest Period, the last day of such Interest Period for such LIBOR Rate Loan; (c) as to any LIBOR Rate Loan in respect of which the Borrower has selected a six month Interest Period, the last day of each third month during such Interest Period; (d) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (e) the Maturity Date.

“Interest Period” means, (a) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date for such Loan and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date for such Loan; provided that:

(i) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii) if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986.

“Investment” means any investment acquired by the Borrower as permitted by its Constituent Documents.

“Investment Company Act” means the Investment Company Act of 1940, as modified or interpreted by orders of, or other interpretative releases or letters issued by, the Securities and Exchange Commission (or any other Governmental Authority of the United States at the time administering the Investment Company Act) or its staff, all as from time to time in effect.

“Investment Manager” means Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company.

“Investment Sub-Adviser” means Clarion Partners, LLC, a New York limited liability company.

“Investor” means Franklin Resources, Inc., a Delaware corporation.

“Investor Consent” means a letter substantially in the form of Exhibit K (or as otherwise agreed to in writing by the Administrative Agent in its sole discretion) executed by the Investor and delivered to the Administrative Agent.

“Investor Information” has the meaning provided in Section 12.17.

“Investor Opinion” means a written opinion of counsel to the Investor (which may include its internal counsel) addressed to the Administrative Agent, substantially in the form of Exhibit L and otherwise acceptable to the Administrative Agent, or such other evidence of authority as acceptable to the Administrative Agent in its sole discretion, covering such matters relating to the Investor, its Investor Consent, the Equity Commitment Agreement and/or the Borrower’s

Constituent Documents or the transactions contemplated by any of the foregoing, as the Administrative Agent shall reasonably request; provided that if (i) an opinion furnished by counsel to the Investor does not address the enforceability of its Investor Consent, the Equity Commitment Agreement and/or the Borrower’s Constituent Documents but is otherwise acceptable to the Administrative Agent, and (ii) counsel to the Borrower provides an opinion as to such enforceability in form and substance acceptable to the Administrative Agent, then the term “Investor Opinion” shall include such combined opinions of counsel to the Investor and counsel to the Borrower.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders as required for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any information required to be obtained by the Lender pursuant to the Beneficial Ownership Regulation.

“Lender” means (a) Wells Fargo, in its capacity as lender and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof; and collectively, the “Lenders”.

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means Wells Fargo or any Affiliate thereof.

“Letter of Credit Liability” means, at any time of determination, the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.

“Letter of Credit Sublimit” means, at any time, an amount equal to twenty percent (20%) of the Available Commitment at such time. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“LIBOR” means,

(a) for any interest rate calculation with respect to any LIBOR Rate Loan, at the option of the Borrower, either:

(i) Daily LIBOR (which, for the avoidance of doubt, shall be determined on each Business Day in accordance with the definition thereof and shall only be available for Loans denominated in Dollars), or

(ii) the rate of interest per annum determined by the Administrative Agent based on the London interbank offered rate administered by IBA (or any other Person which takes over the administration of such rate) for deposits in Dollars for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as published by a commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest whole 1/100 of 1%); and

(b) for any interest rate calculation with respect to a Reference Rate Loan, Daily LIBOR.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. If the calculation of LIBOR results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.

“LIBOR Conversion Date” has the meaning provided in Section 2.3(f).

“LIBOR Quoted Currency” means each Alternative Currency designated as a LIBOR Quoted Currency by the Administrative Agent, in each case as long as there is a published London interbank offered rate with respect thereto.

“LIBOR Rate Loan” means a Loan (other than a Reference Rate Loan) that bears interest at a rate based on LIBOR.

“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined; or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans or Reference Rate Loans bearing interest based off LIBOR. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“LIBOR Screen Rate” means the London interbank offered rate administered by IBA (or any other Person which takes over the administration of such rate) for deposits in Dollars.

“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Letter of Credit Application, each Letter of Credit, the Investor Consent, the Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification. For the avoidance of doubt, the Equity Commitment Agreement is not a Loan Document.

“Loans” means the groups of LIBOR Rate Loans and Reference Rate Loans made by the Lenders to the Borrower pursuant to the terms and conditions of this Credit Agreement, plus all payments under a Letter of Credit made to the beneficiary named thereunder (provided that, for the avoidance of doubt, such payments shall not also be included in the calculation of Letter of Credit Liability) (and certain other related amounts specified in Section 2.9 shall be treated as Loans pursuant to Section 2.9).

“Management Agreement” means that certain Management Agreement dated July 31, 2020, by and between the Borrower and the Investment Manager.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), condition (financial or otherwise), or business of the Borrower taken as a whole; (b) the ability of the Borrower to perform its material obligations under this Credit Agreement or any of the other Loan Documents to which it is a party; (b) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; (c) the obligation or the ability of the Borrower to fulfill its material obligations under its Constituent Documents in connection with Capital Calls; or (d) the ability of the Investor to perform its material obligations under the Constituted Documents of the Borrower, the Equity Commitment Agreement or the Investor Consent, as applicable.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) forty-five (45) days prior to the termination of the Constituent Documents of the Borrower; (d) forty-five (45) days prior to the date on which the Borrower’s ability to call the Capital Commitment for the purpose of repaying the Obligations is terminated; (e) the date upon which the Borrower terminates the Commitments pursuant to Section 3.6 or otherwise; and (f) the date that is thirty (30) calendar days following an Exclusion Event that remains uncured to the satisfaction of the Administrative Agent.

“Maximum Commitment” means $50,000,000, as it may be reduced by the Borrower pursuant to Section 3.6.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (a) in the case of a Defaulting Lender, 103% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to other obligations of the Borrower to Cash Collateralize Letters of Credit hereunder, 103% of the entire Letter of Credit Liability as of such time required to be Cash Collateralized, plus, with respect to any Letter of Credit in an Alternative Currency, the FX Reserve Amount related thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower to the Lenders and other Secured Parties, and all renewals and extensions thereof (including Loans, Letters of Credit or both), or any part thereof, arising pursuant to this Credit Agreement (including the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and reasonable and documented out-of-pocket attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrower to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8(b)).

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Participating Member States” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning provided in Section 11.12(a).

“Pending Capital Call” means any Capital Call that has been made upon the Investor and that has not yet been funded by the Investor.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Permitted Indebtedness” means (a) the Obligations incurred hereunder, (b) bad boy guaranties by the Borrower as permitted by the Borrower’s Constituent Documents in connection with Investments and pursuant to which no guaranteed party has gained the right to commence exercise of remedies under any such guaranty, in an aggregate amount not to exceed fifty percent (50%) of the net asset value of the Borrower at any time, (c) any indebtedness secured by or repurchase agreement with respect to the Borrower’s securities investments allocated by the Investment Sub-Adviser to Western Asset Management Company, LLC for management, and (d) any other liabilities, obligations and indebtedness consented to by the Lenders in their sole discretion.

“Permitted Liens” has the meaning provided in Section 9.3.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means, at any time of determination, the sum of (a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate Letter of Credit Liability.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Letter of Credit Issuer, as applicable.

“Reference Rate” means the greatest of: (i) the Prime Rate plus the Applicable Margin, (ii) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin, and (iii) except during any period of time during which LIBOR is unavailable pursuant to Section 4.2, 4.3 or 4.9, one-month Adjusted LIBOR plus one hundred five basis points (1.05%). Each change in the Reference Rate shall become effective without prior notice to the Borrower automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan denominated in Dollars made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Reference Time” with respect to any setting of any then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the date of such setting, and (b) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning provided in Section 12.11(c).

“Regulation D,” “Regulation T,” “Regulation U,” “Regulation W” and “Regulation X” means Regulation D, T, U, W or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements, margin requirements or affiliate transaction restrictions, as the case may be, applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Letter of Credit Issuer pursuant to Section 2.8 for amounts drawn under Letters of Credit.

“REIT” means a “real estate investment trust” as defined in subchapter M of chapter 1 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means, with respect to any given Benchmark, (a) the central bank for the currency applicable to such Benchmark or any central bank or other supervisor that is responsible for supervising either (i) such Benchmark or (ii) the administrator of such Benchmark, or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency applicable to such Benchmark, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark or (B) the administrator of such Benchmark, (iii) a group of those central banks or other supervisors, or (iv) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning provided in Section 11.9(b).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Request for Letter of Credit” has the meaning provided in Section 2.8(b).

“Required Lenders” means, at any time, two or more unaffiliated Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%); provided that if at any time there is only one Lender party hereto, then “Required Lenders” shall mean such Lender. The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Required Payment Time” means, (i) promptly upon demand or the obligation of the Borrower to pay, as applicable, and in any event within three (3) Business Days of such demand or obligation, to the extent such funds are available in the Collateral Account or any other account maintained by the Borrower; and (ii) otherwise, to the extent that it is necessary for the Borrower to issue a Capital Call to fund such required payment, within thirteen (13) Business Days of demand or the obligation of the Borrower to pay, as applicable (but, in any event, the Borrower shall issue such Capital Call and shall make such payment promptly after the related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation, its president, director or any vice president or any other officer or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer of its general partner or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; and (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Returned Capital” means, for the Investor, at any time, any amounts distributed to the Investor that are subject to recall as a Capital Contribution. Any amount of Returned Capital distributed to the Investor shall appear on a Capital Return Notice, duly completed and executed by the Borrower, substantially in the form of Exhibit R.

“Revaluation Date” means each of the following: (a) each date of such Borrowing or such issuance of a Letter of Credit; (b) each date on which the Borrowing Base must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrower in their sole discretion.

“Rollover” means the renewal of all or any part of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over the Borrower or its Subsidiaries.

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“Secured Parties” means the Administrative Agent, the Letter of Credit Issuer, the Lenders and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“SEMS” means the U.S. Environmental Protection Agency’s Superfund Enterprise Management System.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to the Borrower, as of any date of determination, that as of such date:

(a) the fair value of the assets of the Borrower and the Uncalled Capital Commitment are greater than the total amount of liabilities, including contingent liabilities, of the Borrower;

(b) the fair value of the assets of the Borrower and the Uncalled Capital Commitment are not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured;

(c) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d) the Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and the Uncalled Capital Commitment would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Spot Rate” means, at any date of determination thereof, the rate reasonably determined by the Letter of Credit Issuer or the Administrative Agent, as applicable, to be the rate quoted by the Letter of Credit Issuer or the Administrative Agent, as applicable, as its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at the time and date of determination.

“Stated Maturity Date” means April 22, 2022, subject to the Borrower’s extension of such date under Section 2.14.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Borrower and the Lenders of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the applicable then-current Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto for all purposes hereunder and under each other Loan Document in accordance with Section 4.9 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Threshold Amount” means the lesser of (i) the Dollar Equivalent of $5,000,000, and (ii) 10% of the Uncalled Capital Commitment at such time.

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type of Loan” means a Reference Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the FCA, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, at any time, the “Unfunded Equity Commitment” as defined in the Equity Commitment Agreement.

“Unfunded Capital Commitment” means, at any time, the Uncalled Capital Commitment minus any portion of the Uncalled Capital Commitment that is subject to a Pending Capital Call.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(g).

“USD LIBOR” means the London interbank offered rate for Dollars.

“Wells Fargo” has the meaning provided in the first paragraph hereof.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Construction. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h) unless otherwise indicated, all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(l) a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived; and

(m) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Credit Agreement or any other Loan Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change, and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.

1.4. UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7. Interest Rates. The interest rate on Loans denominated in Dollars or an Alternative Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject to regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The London interbank offered rate, which may be one of the benchmark rates with reference to which the interest rate on Loans may be determined, is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for (a) LIBOR-quoted currencies other than Dollars will be December 31, 2021, (b)

Dollars for 1-week and 2-month tenor settings will be December 31, 2021, and (c) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such currencies and tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on applicable Loans. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the Closing Date, to be underway to implement new or alternative reference rates to be used in place of London interbank offered rates. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 4.9, Section 4.9 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 4.9, of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.9, will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

1.8. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount that is drawn, reimbursed and no longer available under such Letter of Credit).

1.9. Exchange Rates; Currency Equivalents. The Administrative Agent or Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations and Letters of Credit denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

Section 2. REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1. The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period (i) to extend to the Borrower a revolving line of credit, and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrower, in each case in Dollars or in an Alternative Currency.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover, Conversion or cause the issuance of any Letter of Credit hereunder if:

(i) after giving effect to such Borrowing, Rollover, Conversion or issuance of such Letter of Credit: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) the Dollar Equivalent of the Letter of Credit Liability would exceed the Letter of Credit Sublimit then in effect; or (C) the Dollar Equivalent of the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or

(ii) the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Section 6.2 have not been satisfied.

(c) Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted notwithstanding Section 2.1(b)(i) and Section 2.1(b)(ii) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2. Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrower at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrower may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3. Manner of Borrowing.

(a) Request for Borrowing. The Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (x) on the requested date of Borrowing in the case of a Reference Rate Loan, (y) at least two (2) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan in Dollars, and (z) at least three (3) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan in an Alternative Currency; and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency of such Borrowing; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the Borrower on the next succeeding Business Day. Each Request for Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 have been satisfied in all material respects (except to the extent already qualified by materiality, in which case such conditions shall be satisfied in all respects) or waived on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3, unless the delivery of such information has been waived or provided prior to the date of Borrowing in a manner acceptable to the Administrative Agent.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2, unless the delivery of such information or documents has been waived or provided prior to the date of Borrowing in a manner acceptable to the Administrative Agent.

(c) Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by the Borrower in accordance with Section 2.3(a) shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any cost, loss or expense actually incurred by such Lender (other than loss of margin or spread) as a result of any failure by the Borrower to complete such requested Borrowing, including any cost, loss or expense incurred by the Administrative Agent or any Lender by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence, fraud or willful misconduct of such Person. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrower and shall, in the absence of a manifest error, be conclusive and binding.

(d) Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e) Rollovers. No later than 11:00 a.m. (x) at least three (3) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in Dollars, or (y) at least five (5) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in an Alternative Currency, the Borrower shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) substantially in the form of Exhibit G (the “Rollover Notice”) whether it desires to renew such LIBOR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrower with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the Borrower fails to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan, the Borrower shall be deemed to have elected the Reference Rate as the Interest Option with respect to such Loan.

(f) Conversions. The Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Reference Rate Loan to a LIBOR Rate Loan in Dollars; and (ii) any LIBOR Rate Loan in Dollars, on any Business Day (a “Reference Rate Conversion Date”) to convert such LIBOR Rate Loan to a Reference Rate Loan, provided that the Borrower shall, on such LIBOR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.5, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address substantially in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) two (2) Business Days prior to such LIBOR Conversion Date or (y) on such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of the Borrower for a Conversion of a Reference Rate Loan to a LIBOR Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g) Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) LIBOR Rate Loans may be outstanding hereunder at any one time during the Availability Period.

(h) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4. Minimum Loan Amounts. Each LIBOR Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Lender; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(c). Any Loans in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis.

2.5. Funding.

(a) Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 11:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds in the Borrower’s account maintained with the Administrative Agent not later than 1:00 p.m. on the borrowing date or, if requested by the Borrower in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time.

(b) Obligations of Lender Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrower only for the amount of its respective Commitment.

2.6. Interest.

(a) Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, Adjusted LIBOR for the applicable Interest Period; and (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Borrower, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan (other than LIBOR Rate Loans denominated in Sterling) and Reference Rate Loan bearing interest based off LIBOR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off LIBOR) and LIBOR Rate Loan denominated in Sterling shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

(c) Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above) all Obligations shall bear interest, after as well as before judgment, at the Default Rate.

2.7. Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the LIBOR Rate Loans and Reference Rate Loans hereunder. The Administrative Agent shall give notice to the Borrower and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.8. Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in an Alternative Currency, and in such aggregate face amounts as the Borrower may request; provided that (i) on the date of issuance, the Dollar Equivalent of the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of (A) the remainder of (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations as of such date and (B) the Letter of Credit Sublimit; (ii) each Letter of Credit shall be in a minimum amount of $250,000 or the Dollar

Equivalent thereof; (iii) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrower complies with Section 2.8(h), within one (1) year after the Stated Maturity Date; (iv) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (v) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the Borrower has not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer. If the Borrower requests that a Letter of Credit be issued for the account of any Subsidiary, the Borrower shall be liable for all Obligations under such Letter of Credit as if it had been issued for the account of the Borrower.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent substantially in the form of Exhibit F (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate (each of which shall be in final form upon delivery thereof to the Administrative Agent), for the Letter of Credit Issuer, on or before 11:00 a.m. at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit (or four (4) Business Days with respect to Letters of Credit to be issued by any branch of the Letter of Credit Issuer located outside of the United States). The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrower shall be deemed to have automatically made to the Administrative Agent, the Letter of Credit Issuer and each Lender the following representations and warranties:

(i) As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of such issuance with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that, for any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, such representation and warranty shall be true and correct in all respects;

(ii) The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of (A) the remainder of (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date; and

(iii) All conditions precedent in Section 6.2 for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.

(c) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.13; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Loan as provided for in this Section 2.8 or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrower shall immediately notify the Letter of Credit Issuer that the Borrower intends to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Request for Borrowing to the Administrative Agent, and the Borrower hereby authorizes, empowers and directs the Administrative Agent, for the benefit of the Letter of Credit Issuer and the other Secured Parties, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrower, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement; provided that, if the Borrower provides such notice of reimbursement to the Letter of Credit Issuer and subsequently fails to make all or any portion of such reimbursement to the Letter of Credit Issuer, the Borrower will be deemed to have timely given a Request for Borrowing to the Administrative Agent as provided above. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrower of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan if in Dollars and a LIBOR Rate Loan with a one-month Interest Period if in an Alternative Currency; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrower with respect to Borrowings, each under this Section 2.8(d), shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b) and/or 6.1, as applicable, be honored in accordance with this Section 2.8(d) under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default; or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower. The Letter of Credit Issuer shall provide prompt written notice to the Administrative Agent and the Borrower of each request for a draw under a Letter of Credit and each draw under a Letter of Credit.

(e) Borrower Inspection. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Letter of Credit Issuer of the same in writing. The Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent or any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement; provided, further, that anything in such clauses to the contrary notwithstanding, the liability of the Letter of Credit Issuer (or any related Indemnitee) under, in connection with and/or arising out of this Credit Agreement, any Letter of Credit Application or any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are caused directly by the Letter of Credit Issuer’s gross negligence or willful misconduct in (x) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (y) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (z) retaining drawing documents presented under a Letter of Credit. The Borrower’s aggregate remedies against the Letter of Credit Issuer and any related Indemnitee for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored drawing documents under a Letter of Credit shall in no event exceed the aggregate amount paid by the Borrower to the Letter of Credit Issuer in respect of the honored presentation in connection with such Letter of Credit in accordance with the terms thereof and any related terms in the Letter of Credit Application. None of the Letter of Credit Issuer, the Administrative Agent or any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.8(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrower, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrower Cash Collateralize, as security for the Obligations, an amount equal to the Minimum Collateral Amount at the time such notice is given. Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrower any amounts remaining in said Cash Collateral Account.

(h) Cash Collateral. If (i) as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring the Borrower to Cash Collateralize any Letters of Credit, then, in each case, the Borrower shall promptly Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.8(h)(ii), such amount expressly required by the terms of this Credit Agreement or any other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.8(h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrower pursuant to this Section 2.8(h) shall be in the currency or currencies of the underlying Letters of Credit. All Cash Collateral shall be funded by the proceeds of Capital Calls, and not from any other source. Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit have expired or been fully drawn upon, all Letter of Credit Liability has been satisfied and all other Obligations have been paid in full, the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this Section 2.8(h) shall be returned to the Borrower. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in all such Cash Collateral and in each Cash Collateral Account as security in respect of the Letter of Credit Liability.

(i) Lenders’ Continuing Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.8(h) or otherwise pursuant to this Credit Agreement (including the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall continue in all respects, the Lenders will continue to be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.13, and the Lenders shall continue to be obligated to fund their Pro Rata Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(j) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.8 shall be subject to the terms and conditions of Section 4.10 and Section 12.12.

2.9. [Reserved].

2.10. Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used solely for purposes (a) expressly permitted under the Constituent Documents of the Borrower and (b) for which a Capital Call may be made to fund the repayment thereof. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrower’s use of the proceeds of the Loans and the Letters of Credit, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrower’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of the Borrower. Nothing, including any Borrowing, any Rollover, any issuance of any Letter of Credit or any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrower is permitted by the terms of the Constituent Documents of the Borrower. The Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and with Regulation W. The Borrower shall not, to its actual knowledge, use the proceeds of any Borrowing hereunder to purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in Regulation W. In connection with each Request for Borrowing hereunder, the Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by the Borrower to, directly or indirectly, either (x) purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in Regulation W or (y) invest in any fund advised by a Lender or an Affiliate thereof. To the extent that the Borrower in its sole discretion discloses on a Request for Borrowing the identity of any Person from whom the Borrower intends to purchase any asset or security or any securities issued by such Person with the proceeds of such Borrowing, the Administrative Agent will promptly notify the Borrower if the Administrative Agent obtains actual knowledge that any such Person is a Lender’s “affiliate” as such term is defined in Regulation W.

2.11. Fees. The Borrower shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrower and the Administrative Agent in the Fee Letter. The Borrower will pay to the Lenders such other fees as are payable in the amount and on the date agreed to between the Borrower and the Lenders in the Fee Letter.

2.12. Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrower shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the rate of thirty (30) basis points (0.30%) per annum on the Commitment of the Lenders which was unused (through the extension of Loans or the issuance of Letters of Credit), calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on a daily basis. The Borrower and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

2.13. Letter of Credit Fees. The Borrower shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2%)) if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized) calculated on the basis of actual days elapsed in a year consisting of 360 days; and (b) for the benefit of the Letter of Credit Issuer, (i) $1,000 per requested issuance or amendment of a Letter of Credit, such amount to be increased at the discretion of the Letter of Credit Issuer to offset any out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with any non-standard Letters of Credit or Letters of Credit issued by a branch office outside the United States; and (ii) all other reasonable and customary out-of-pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer.

2.14. Extension of Maturity Date. The Borrower shall have an option to extend the Stated Maturity Date then in effect for up to one (1) additional term, not longer than 364 days, subject to satisfaction of the following conditions precedent:

(a) each of the Lenders and the Administrative Agent consent to the extension in their sole discretion;

(b) as of the date that the notice of such extension is delivered and on the then current Stated Maturity Date, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(c) the Borrower shall have paid an extension fee to the Administrative Agent for the benefit of the extending Lenders consenting to such extension equal to 30 basis points (0.30%) of the Maximum Commitment elected to be extended by the Borrower as set forth in the applicable Extension Request, payable to each such Lender ratably based on its share of the Commitments subject to extension;

(d) no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the then current Stated Maturity Date;

(e) the Borrower shall have delivered an Extension Request with respect to the then current Stated Maturity Date to the Administrative Agent not less than thirty (30) days (or such shorter period as agreed to by the Administrative Agent) prior to the then current Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender);

(f) the new extended Stated Maturity Date shall not exceed the date which is forty-five (45) days prior to the date on which the Borrower’s ability to call the Capital Commitment for the purpose of repaying the Obligations is terminated; and

(g) the Borrower shall have delivered to the Administrative Agent a new or updated Beneficial Ownership Certification, as applicable, in relation to the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the effectiveness of any extension to the Maturity Date.

Section 3. PAYMENT OF OBLIGATIONS

3.1. Revolving Credit Notes. Any Lender may request that the Loans be evidenced by a promissory note. In such event, the Borrower shall execute and deliver a Note or Notes in substantially the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of such Lender. The Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by the Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to the Borrower marked “replaced”.

3.2. Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3. Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrower.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on each other date of any reduction of the outstanding principal amount of the Loans hereunder, and (iii) on the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4. Payments on the Obligations.

(a) Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrower for receipt by the Administrative Agent before 1:00 p.m. in the case of payments made in Dollars and 10:00 a.m. in the case of payments made in an Alternative Currency, in each case in federal or other immediately available funds to the Administrative Agent at account number 01104331628807 at Wells Fargo Bank, National Association, ABA No.: 121 000 248, account name “Agency Services Clearing Account”, reference “Clarion Partners Real Estate Income Fund Inc.”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrower. Funds received after 1:00 p.m. in the case of payments made in Dollars or after 10:00 a.m. in the case of payments made in an Alternative Currency, as applicable, shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in the currency of the related Borrowing.

(b) Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrower of principal of, and interest on, the Obligations by the Borrower to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrower’s obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrower from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c) Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrower. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5. Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium, fee or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in Dollars; (B) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in an Alternative Currency; and (C) on the date of prepayment of Reference Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the Dollar Equivalent thereof) or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the failure to make any such prepayment shall not be a Potential Default or an Event of Default; provided, further that any failure to make any such prepayment shall be subject to Section 4.5. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment.

(i) Excess Loans Outstanding or Obligations under Constituent Documents or Applicable Law. If, on any day the Dollar Equivalent of the Principal Obligations exceed either (x) the Available Commitment (including as a result of an Exclusion Event) or (y) the maximum amount permitted to be incurred under the Borrower’s Constituent Documents or Applicable Law, then the Borrower shall pay without further demand such excess (except to the extent such excess is addressed by Section 3.5(b)(ii)) to the Administrative Agent, for the benefit of the Lenders, in immediately available funds by the Required Payment Time. The Borrower hereby agrees that the Administrative Agent may withdraw from the Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full. For the avoidance of doubt, no Event of Default that arises solely as a result of the Principal Obligations exceeding (x) the Available Commitment and/or (y) the maximum amount permitted to be incurred under the Borrower’s Constituent Documents or Applicable Law will be deemed to occur as long as the Borrower is in compliance with this Section 3.5(b)(i).

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, the Borrower shall promptly Cash Collateralize such excess with the Administrative Agent pursuant to the terms of Section 2.8(h), as security for such portion of the Obligations. Unless otherwise required by Applicable Law, upon (A) a change in circumstances such that the Dollar Equivalent of the Principal Obligations no longer exceed the Available Commitment or (B) the full and final payment of the Obligations and the expiration or termination of all Letters of Credit, so long as no Event of Default or Potential Default has occurred and is continuing, the Administrative Agent shall return to the Borrower any amounts remaining in said Cash Collateral Account.

3.6. Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrower may terminate the Commitments, or reduce the Maximum Commitment, by giving prior written notice to the Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrower in such notice and shall be a Business Day): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations (other than contingent obligations for which no claim giving rise thereto has been asserted), including all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including payment of all interest accrued thereon, in accordance with the terms of Section 3.3; provided that, the Maximum Commitment may not be terminated or reduced such that the Available Commitment would be less than the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Capital Calls only) for deposit in the Cash Collateral Account in accordance with Section 2.8(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $500,000 or multiples of $100,000 in excess thereof; and (y) in no event shall a reduction by the Borrower reduce the Maximum Commitment to $10,000,000 or less (except for a termination of all the Commitments); provided that at any time that the Borrowing Base shall be $10,000,000 or less, the Borrower may reduce the Maximum Commitment to the amount of the Borrowing Base, notwithstanding the restrictions set forth in clauses (x) and (y) above, but in no event shall such reduction by the Borrower reduce the Maximum Commitment to less than $5,000,000 (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7. Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrower. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4. CHANGE IN CIRCUMSTANCES

4.1. Taxes.

(a) Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding in respect of the Indemnified Tax been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing, if a Recipient fails to give notice to the Borrower of the imposition of any Indemnified Taxes imposed on such Recipient within six (6) months following its receipt of actual written notice from the applicable Governmental Authority of the imposition of such Indemnified Taxes, there will be no obligation for the Borrower to indemnify such Recipient pursuant to this Section 4.1(d) for interest or penalties attributable to the period beginning after such six (6) month period and ending seven (7) days after the Borrower receives written notice from such Recipient of such Indemnified Taxes.

(e) Indemnification by the Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), (ii)(B) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)

any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed copies of IRS Form W-8ECI;

(iii)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-2 or Exhibit S-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-4 on behalf of each such direct and indirect partner; and

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any payments made to such Lender. Solely for purposes of this Section 4.1(g)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to (i) purchase or sell, or to take deposits of, the applicable currency or (ii) to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (A) in the case of any determination described in the foregoing clause (i), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender in such currency shall, at the option of the Borrower, be converted to, and shall continue, as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent of such Loans and Obligations immediately prior to such suspension, and (B) in the case of any determination described in the foregoing clause (ii), any obligation of such Lender to maintain Loans accruing interest at LIBOR, or to convert Loans accruing interest calculated by reference to the Reference Rate (unless the Reference Rate is also calculated off LIBOR in accordance with the definition of Reference Rate) to be Loans accruing interest calculated by reference to the LIBOR Rate, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender outstanding at the time of such suspension shall be continued as Reference Rate Loans. Upon the prepayment of any such Loans, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3. Inability to Determine Rates. Other than with respect to a Benchmark Transition Event or an Early Opt-in Election, if the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits in Dollars are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of any LIBOR Rate Loan; or (b) LIBOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan, then: (i) the Administrative Agent shall forthwith notify the Lenders and the Borrower; and (ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that LIBOR applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (A) the Administrative Agent shall forthwith so notify the Borrower and the Lenders; and (B) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR; provided that, (x) if the foregoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be Converted to Reference Rate Loans only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrower may revoke any outstanding Requests for Borrowing.

4.4. Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR) or the Letter of Credit Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the Borrower shall, subject to clause (c) below, within fifteen (15) Business Days pay to any such Lender, the Letter of Credit Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Letter of Credit Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Letter of Credit Issuer, as applicable, the Borrower shall, subject to clause (c) below, within fifteen (15) Business Days of such request pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the existence, circumstances and amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, and the detailed calculation thereof, as specified in Section 4.4(a) or Section 4.4(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days of the date that such certificate is delivered to the Borrower.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall within fifteen (15) Business Days of such demand pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense (other than lost profits) incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrower (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrower shall have requested such Loan under the Credit Agreement, (b) any prepayment or other payment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrower to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made.

4.6. Requests for Compensation. If requested by the Borrower in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrower shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of LIBOR. No Lender shall make a claim against the Borrower under this Section 4 unless at such time it is acting in a materially similar manner with respect to its similarly situated borrowers (it being acknowledged that borrowers may be considered similarly situated depending on facility pricing, structure, usage patterns, capital treatment and banking relationship).

4.7. Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, all of the Borrower’s obligations under this Section 4 shall survive and remain in full force and effect for a period of one (1) year after the expiration or termination of the Letters of Credit and the Commitments, the repayment of all other Obligations hereunder, and the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrower of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.9. Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of any then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under each other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under each other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, solely with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the applicable then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under each other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document; provided that this Section 4.9(a)(ii) shall not be effective unless the Administrative Agent has delivered to the Borrower and the Lenders a Term SOFR Notice. The Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.9(e) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.9.

(d) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of IBA, announced in the Announcements that the final publication or representativeness date for the London interbank offered rate for (a) LIBOR-quoted currencies other than Dollars will be December 31, 2021, (b) Dollars for 1-week and 2-month tenor settings will be December 31, 2021, and (c) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate for each of the aforementioned currencies and that any obligation of the Administrative Agent to notify any parties of any such Benchmark Transition Event pursuant to this Section 4.4 shall be deemed satisfied.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) of this Section 4.9(e) either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any Request for Borrowing of, Conversion Notice to or Rollover Notice of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request or notice into a Request for Borrowing of or Conversion Notice to Reference Rate Loans. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any Benchmark is not an Available Tenor, the component of the Reference Rate or any other Benchmark that is based upon the Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate or such other Benchmark.

4.10. Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrower shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 12.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest; Other Claims/Deficiency. (i) The Borrower, and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to Section 4.10(b). (ii) If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender) by the Required Payment Time.

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.10 or Section 12.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.10 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 12.12, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 5. SECURITY

5.1. Liens.

(a) Capital Commitment and Capital Calls. To secure performance by the Borrower of the payment and the performance of the Obligations, the Borrower shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, exclusive perfected security interest and Lien (subject only to Permitted Liens) in and on the Collateral pursuant to the Borrower Security Agreement, the related financing statements and the other related documents.

(b) Reliance. The Borrower agrees that the Administrative Agent, the Letter of Credit Issuer and each Lender have entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investor to fund its Capital Commitments as shown in the Equity Commitment Agreement delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may, during the continuance of an Event of Default, be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Equity Commitment Agreement and the Loan Documents, directly against the Investor without further action by the Borrower and notwithstanding any compromise of any such Capital Commitment by the Borrower, as applicable, after the Closing Date. The Administrative Agent acknowledges that the Collateral does not include a security interest in the Investor’s equity interest in the Borrower.

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including the Borrower Security Agreement, the Equity Commitment Agreement, the Collateral Account Pledge and the Borrower Control Agreement, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2. The Collateral Account; Capital Calls.

(a) The Collateral Account. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties: the Borrower shall require that the Investor wire transfer to the Collateral Account all monies or sums paid or to be paid by the Investor pursuant to Capital Calls. In addition, the Borrower shall promptly deposit into the Collateral Account any payments and monies that the Borrower receives directly from the Investor as Capital Contributions.

(b) Use of the Collateral Account. The Borrower may withdraw funds from the Collateral Account only in compliance with Section 9.18. Upon, and only upon, the occurrence of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Account; provided that the Administrative Agent shall not withdraw any funds from the Collateral Account unless there exists an Event of Default. If the applicable Account Bank with respect to the Collateral Account ceases to be an Eligible Institution, the Borrower shall have thirty (30) days following notice from the Administrative Agent to move the Collateral Account to a replacement Account Bank that is Wells Fargo or an Eligible Institution. If the Account Bank terminates the Borrower Control Agreement, the Borrower shall open a new collateral account that is subject to a new Borrower Control Agreement with a replacement Account Bank within thirty (30) days of the earlier of (i) such termination and (ii) the terminating Account Bank providing notice of its intent to terminate the Borrower Control Agreement.

(c) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by the Borrower. None of them shall be required to refer to the Constituent Documents of the Borrower, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of the Borrower, or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Borrower or the Investor. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by the Borrower or the Investment or use of the proceeds thereof.

(d) Capital Calls and Disbursements from Collateral Account. The Borrower will issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. The Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Account, and any other accounts of the Borrower maintained at any Secured Party (including the Cash Collateral Account), for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the Borrower; provided, further, that the Administrative Agent agrees that it shall not make such charge or issue any such instruction or such notice unless an Event of Default has occurred and is continuing and has not been waived.

(e) No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for the Borrower’s use of the proceeds of any Capital Contribution.

5.3. Agreement to Deliver Additional Collateral Documents. The Borrower shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests (subject to Permitted Liens) in the Collateral, together with other assurances of the enforceability and first priority (subject to Permitted Liens) of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests (subject to Permitted Liens) granted or purported to be granted in accordance with this Section 5.

5.4. Subordination. Except as expressly set forth herein or as otherwise consented to in writing by the Administrative Agent, during the continuance of a Potential Default under Section 10.1(a), 10.1(h) or 10.1(i), the continuance of an Event of Default or if a mandatory prepayment has been triggered pursuant to Section 3.5(b) (irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b)), the Borrower shall not make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to the Investor, the Investment Manager or the Investment Sub-Adviser whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”). All Other Claims (subject to the following sentence), together with all Liens on assets securing the payment of all or any portion of the Other Claims, except as set forth herein or as otherwise consented to in writing by the Administrative Agent, shall at all times during the continuance of a Cash Control Event be subordinated to and junior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and the Borrower agrees to take such actions as are reasonably necessary to provide for such subordination, inter se, including to include provisions for such subordination in the documents evidencing the Other Claims. The Investment Manager and the Investment Sub-Adviser each acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing, the payment of any and all management or other fees due and owing to it from the Borrower shall be subordinated to and inferior in right and payment to the Obligations in all respects without prejudicing the rights of the Investment Manager or the Investment Sub-Adviser, as applicable, to accrue and/or defer such fee during such period of subordination.

Section 6. CONDITIONS PRECEDENT TO LENDING.

6.1. Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (which satisfaction must occur within one (1) Business Day of the date hereof):

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Borrower;

(b) Note. A Note duly executed and delivered by the Borrower (if required) in accordance with Section 3.1;

(c) Security Agreement. The Borrower Security Agreement, duly executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties;

(d) Collateral Account Pledge. The Collateral Account Pledge, duly executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties;

(e) Control Agreement. The Borrower Control Agreement, duly executed and delivered by the parties thereto;

(f) Filings.

(i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of the Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest (subject only to Permitted Liens) on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted (subject only to Permitted Liens); and

(ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s reasonable discretion, to perfect the Secured Parties’ Liens in the Collateral;

(g) Responsible Officer Certificates. A certificate from a Responsible Officer of the Borrower, substantially in the form of Exhibit M;

(h) The Borrower’s Constituent Documents. True and complete copies of the Constituent Documents of the Borrower, together with certificates of existence and good standing (or other similar instruments) of the Borrower, in each case certified by a Responsible Officer of the Borrower to be correct and complete copies thereof and in effect on the date hereof and in each case satisfactory to the Administrative Agent in its reasonable discretion;

(i) [Reserved];

(j) The Equity Commitment Agreement. The Equity Commitment Agreement, duly executed and delivered by the parties thereto;

(k) [Reserved];

(l) Management Agreement. A copy of the Management Agreement, duly executed by the parties thereto;

(m) Authority Documents. Certified resolutions of the Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(n) Incumbency Certificate. From the Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Borrower, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(o) Opinions. A favorable written opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(p) Investor Documents. (i) A copy of the Investor’s duly executed Investor Consent and (ii) an Investor Opinion;

(q) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(r) ERISA Status. With respect to the Borrower, either (i) a favorable written opinion of counsel to the Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of the Borrower as an Operating Company (or a copy of such opinion addressed to the Investor, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of the Borrower that either the underlying assets of the Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in the Borrower is held by “benefit plan investors” within the meaning of the Plan Asset Regulations or the Borrower is an investment company registered under the Investment Company Act;

(s) Collateral Account. Evidence that the Collateral Account has been established;

(t) “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Borrower has become KYC Compliant;

(u) Beneficial Ownership Certification. The Administrative Agent shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(v) Additional Information. Such other information and documents as may be required by the Administrative Agent and its counsel.

In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Borrower and each of its respective management, controlling owners, systems and operations.

6.2. Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a) Representations and Warranties. The representations and warranties of the Borrower set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such date; provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition, and except that for purposes of this Section 6.2(a), the representations and warranties contained in Section 7.6 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1(a);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit, that constitutes an Event of Default or a Potential Default;

(c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrower;

(e) No Investor Excuses. The Investor is not entitled to exercise any withdrawal, excuse or exemption right under the Constituent Documents with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit;

(f) Beneficial Ownership Certification. At least three (3) Business Days prior to any Borrowing, unless there has been no material change following the Closing Date to the Beneficial Ownership Certification previously provided by the Borrower pursuant to Section 6.1(u), if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation then it shall have delivered to Administrative Agent an updated Beneficial Ownership Certification (for the avoidance of doubt, if following the Closing Date the Borrower was not a legal entity customer as of the Closing Date but becomes a legal entity customer, then the Borrower shall deliver to Administrative Agent a Beneficial Ownership Certification in accordance with this Section);

(g) Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and

(h) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by the Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower hereunder, including the fees and disbursements invoiced through the date of such Borrowing of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1. Organization and Good Standing. The Borrower is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to have a Material Adverse Effect.

7.2. Authorization and Power. The Borrower has the corporate power and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it and its Constituent Documents. The Borrower is duly authorized to, and has taken all corporate action necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents and its Constituent Documents, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents and its Constituent Documents.

7.3. No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with in any material respect, the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any material provision of any Applicable Law to which the Borrower is subject or any judgment, license, order or permit applicable to the Borrower or any material provisions of any material indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower is a party or by which the Borrower may be bound, or to which the Borrower may be subject. No consent, approval, authorization or order of any court or Governmental Authority, the Investor or third party is required in connection with the execution and delivery by the Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained or contemplated by this Credit Agreement, except as could not reasonably be expected to have a Material Adverse Effect.

7.4. Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which the Borrower is a party are or, when executed and delivered, will be the legal and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5. Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority Lien (subject only to Permitted Liens) on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (subject only to Permitted Liens), and, other than in connection with any future Change in Law or in the Borrower’s name, identity or structure, or its jurisdiction of incorporation, as the case may be, no further recordings or Filings other than the recordings and Filings to be made on the Closing Date are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral other than any Permitted Liens.

7.6. Financial Condition. The Borrower has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1 or, on the Closing Date if such statements and reports are not available, copies of its pro forma balance sheet as of the Closing Date and the related statement of income, in each case certified by a Responsible Officer of the Borrower to be true and correct in all material respects as of the dates identified in such financial statements; such financial statements fairly present the financial condition of the Borrower as of the dates thereof (or in the case of a pro forma balance sheet, estimated financial condition based on assumptions that such pro forma balance sheet has been prepared in accordance with GAAP, except as provided therein). Such representation relating to the financial statements shall be without qualification, exception or any other statement that has the effect of modifying the opinions therein.

7.7. Full Disclosure. There is no fact of which the Borrower has actual knowledge that the Borrower has not disclosed to the Administrative Agent in writing which would reasonably be expected to have a Material Adverse Effect. All written factual information heretofore furnished by the Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on reasonable assumptions.

7.8. No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9. No Litigation. (a) As of the Closing Date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or to the actual knowledge of the Borrower, threatened, against the Borrower, other than any such Proceeding that has been disclosed in writing by the Borrower to the Administrative Agent, and (b) as of any date of any Borrowing or the issuance of any Letter of Credit, or any other date after the Closing Date as of which the Borrower remakes or is deemed to remake the representations and warranties set forth herein, there are no such Proceedings pending or, to the actual knowledge of the Borrower, threatened, against the Borrower, other than any such Proceeding that would not, if adversely determined, reasonably be expected to have a Material Adverse Effect.

7.10. Material Adverse Effect. No circumstances exist or changes to the Borrower have occurred since the date of the most recent financial statements of the Borrower delivered to the Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.

7.11. Taxes. The Borrower has elected to be treated as a REIT for U.S. federal income tax purposes. The Borrower has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material Taxes required to be paid by the Borrower, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP (unless the failure to establish such reserves could not reasonably be expected to have a Material Adverse Effect).

7.12. Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Borrower is correctly listed on Schedule I, as the same may be updated by written notice to the Administrative Agent from time to time in accordance with this Credit Agreement; and (b) the jurisdiction of incorporation of the Borrower is correctly listed on Schedule I.

7.13. ERISA. The Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. The execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investor, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. Neither the Borrower nor any member of the Borrower’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.

7.14. Compliance with Law. The Borrower is in compliance in all material respects with all Applicable Laws applicable to it or its properties, including Environmental Laws and ERISA, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15. Environmental Matters. The Borrower (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by the Borrower or any permit issued under any Environmental Law to the Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) has no actual liability or, to the actual knowledge of the Responsible Officers of the Borrower, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16. Capital Commitment and Contributions. The Investor is set forth on Exhibit A (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 8.1(i)), and the true and correct accepted Capital Commitment is set forth on Exhibit A (or on any such revised Exhibit A). No Capital Calls have been delivered to the Investor other than any that have been disclosed in writing to the Administrative Agent. As of the date hereof, the amount of the Capital Commitment is set forth on Exhibit A; and the Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A.

7.17. Fiscal Year. The fiscal year of the Borrower is the calendar year or such other fiscal year as adopted in accordance with Section 9.4.

7.18. Investor Documents. For the Investor, the Equity Commitment Agreement and Investor Consent sets forth its entire agreement regarding its Capital Commitment.

7.19. Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or Letter of Credit will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan or Letter of Credit will be secured at any time by, and the Collateral in which the Borrower has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.

7.20. Investment Company Status.

(a) The Borrower is registered as a “closed-end management investment company” under the Investment Company Act.

(b) The business and other activities of the Borrower and its Subsidiaries, including the borrowing of the Loans and the requesting of the Letters of Credit hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents, do not result in a material violation or breach in any respect of the provisions of the Investment Company Act that are applicable to the Borrower and its Subsidiaries.

(c) The Borrower is in compliance with all of its written investment policies (after giving effect to any permitted policy amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d) To the Borrower’s knowledge, neither the Administrative Agent nor any Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act).

7.21. No Defenses. No Responsible Officer of the Borrower has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice, would be an event of default under its Constituent Documents that would constitute a defense to the obligations of the Investor to make Capital Contributions to the Borrower pursuant to a Capital Call in accordance with the Equity Commitment Agreement, or has actual knowledge of any claims of offset or any other claims of the Investor against the Borrower that would diminish or adversely affect the obligations of the Investor to make Capital Contributions and fund Capital Calls in accordance with the Equity Commitment Agreement or any Investor Consent.

7.22. [Reserved].

7.23. Sanctions. Neither the Borrower, nor any Person directly or indirectly controlling the Borrower, nor any Person directly or indirectly controlled by the Borrower, and to the Borrower’s actual knowledge (based on due care and inquiry) no director or officer of any of the foregoing, (a) is a Sanctioned Entity, (b) is controlled by or is acting on behalf of a Sanctioned Entity, (c) to the Borrower’s actual knowledge (based on due care and inquiry) is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions, or (d) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement, or any Related Party, to be in breach of any Sanctions. To the Borrower’s actual knowledge (based on due care and inquiry), the Investor is not a Sanctioned Entity.

7.24. Insider. The Borrower is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.25. Investor. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Borrower, is true and correct in all material respects.

7.26. Organizational Structure. The organizational structure of the Borrower depicting the relationship among the Investment Manager, the Investment Sub-Adviser and the Investor is as depicted on Schedule III.

7.27. No Brokers. None of the Borrower, the Investment Manager or the Investment Sub-Adviser has dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.28. Financial Condition. The Borrower is, taken as a whole, Solvent.

7.29. Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.

Section 8. AFFIRMATIVE COVENANTS OF THE BORROWER

So long as the Lenders have any commitment to lend or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has yet been made), the Borrower agrees, unless the Administrative Agent shall otherwise consent in writing, that:

8.1. Financial Statements, Reports and Notices. The Borrower shall deliver to the Administrative Agent sufficient copies for each Lender of the following:

(a) Financial Statements.

(i) Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of the fiscal year for the Borrower, the audited consolidated balance sheet and related statements of operations, income and shareholders’ equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Semiannual Reports. As soon as available, but no later than ninety (90) days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s unaudited statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with those auditing standards required by the Investment Company Act and prescribed by the Securities and Exchange Commission for the Borrower or, to the extent not so required or prescribed, GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (other than explanatory footnotes).

The Borrower shall deliver financial reports commencing with the semiannual accounting period ending June 30, 2021.

(b) Compliance Certificate. On the first Business Day of each calendar quarter, a compliance certificate substantially in the form of Exhibit N (the “Compliance Certificate”), certified by a Responsible Officer of the Borrower to be true and correct in all material respects, (i) stating whether any Event of Default or, to the Responsible Officer’s actual knowledge (based on due care and inquiry in the ordinary course of business), any Potential Default exists; (ii) stating whether the Borrower is in compliance with the statement contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) stating, to the Responsible Officer’s actual knowledge (based on due care and inquiry in the ordinary course of business), that no Exclusion Event has occurred with respect to the Investor (that has not previously been disclosed to the Administrative Agent in writing); and (iv) setting forth: (A) solely to the extent not available publicly (such as, by way of example, in filings by the Borrower on the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system), a description of the Investments acquired, sold or otherwise disposed of by the Borrower during the preceding calendar quarter or, in the case of a Compliance Certificate delivered on the first Business Day of the calendar year, a description of such Investments during the preceding calendar year and a statement of the capital account of the Investor; and (B) the Unfunded Capital Commitment; and (C) the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate.

(c) Capital Calls. (i) Within three (3) Business Days after the issuance of each Capital Call, the Borrower shall notify the Administrative Agent of the making of such Capital Call and shall provide information as to the timing and amount of such Capital Call to the extent available along with copies of each Capital Call delivered to the Investor; and (ii) a report if the Investor fails to fund any Capital Contribution delivered every three (3) Business Days beginning the next Business Day following the date when such Capital Contribution is initially due pursuant to the related Capital Call therefor and ending once the Investor has funded such Capital Contribution.

(d) Notice of Default. Within one (1) Business Day after obtaining actual knowledge (based on due care and inquiry) of the existence of any condition or event which constitutes an Event of Default or a Potential Default, the Borrower shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(e) [Reserved].

(f) Investor Events. Promptly upon obtaining actual knowledge (based on due care and inquiry in the ordinary course of business) of any of the following events, a notice to the Administrative Agent if: (i) an Exclusion Event has occurred with respect to the Investor or the Investor has violated or breached any material term of the Borrower’s Constituent Documents or Investor Consent; or (ii) there has been a change in the name or notice information of the Investor.

(g) Notice of Affiliated Persons. The Borrower will promptly notify the Administrative Agent if the Borrower obtains actual knowledge that the Administrative Agent or any Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act).

(h) ERISA Certification. (i) If the Borrower provided a certificate of a Responsible Officer pursuant to Section 6.1(r)(ii) and is not an investment company registered under the Investment Company Act, prior to admitting an ERISA Investor which would result in 25% or more of the total value of any class of equity interests in the Borrower being held by “benefit plan investors” within the meaning of the Plan Asset Regulations, the Borrower shall deliver a favorable written opinion of counsel to the Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of the Borrower as an Operating Company (or a copy of such opinion addressed to the Investor, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to the Borrower, for so long as there is an ERISA Investor, the Borrower shall provide in the Compliance Certificate delivered to the Administrative Agent on the first Business Day of the calendar year under Section 8.1(b), a certification signed by a Responsible Officer of the Borrower that (1) the Borrower has remained and still is an Operating Company, (2) the underlying assets of the Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in the Borrower is held by “benefit plan investors” within the meaning of the Plan Asset Regulations, or (3) the Borrower is an investment company registered under the Investment Company Act.

(i) Borrowing Base Certificate. The Borrower will provide an updated Borrowing Base Certificate certified by a Responsible Officer of the Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) concurrently with the delivery of the financial statements under Section 8.1(a); (ii) concurrently with any new Request for Borrowing or Request for Letter of Credit; (iii) within five (5) Business Days after the issuance of any Capital Calls to the Investor together with copies of such Capital Calls in accordance with Section 8.1(c); (iv) within five (5) Business Days following the Borrower obtaining actual knowledge (based on due care and inquiry in the ordinary course of business) of any Exclusion Event; (v) within five (5) Business Days following the Borrower obtaining actual knowledge of any decline in the Rating of the Investor, whether or not such change results in an Exclusion Event; and (vi) within five (5) Business Days following the Borrower obtaining actual knowledge of any other event that reduces the Borrowing Base.

(j) Other Reporting. Promptly after delivery thereof to the Investor, copies of all other material financial statements, appraisal reports, notices, and other matters at any time or from time to time furnished to the Investor, or such other similar items as are reasonably requested by the Administrative Agent.

(k) Capital Return Notices. Promptly after the delivery to the Investor, copies of any Capital Return Notices provided to the Investor.

(l) Environmental Notices. The Borrower will, promptly on receipt of actual knowledge thereof, notify the Administrative Agent of (1) the listing of any of the Borrower’s properties or assets on SEMS and (2) any of the following events, if such event could reasonably be expected to result in a Material Adverse Effect: (i) any complaint, order, citation, notice, claim, demand, action, event, condition, report or investigation issued, or threatened in writing to be issued, to the Borrower indicating any potential or actual liability arising in connection with the non-compliance with or violation of any Environmental Requirements or any permit issued under any Environmental Law and/or the Release or threatened Release of any Hazardous Material; (ii) the existence of any Environmental Lien on any properties or assets of the Borrower; (iii) any order, consent decree or judgment of any Governmental Authority concerning health, safety or the environment; (iv) any Environmental Liability resulting from the violation or alleged violation of any Environmental Law or otherwise arising under any Environmental Law, the imposition of any Environmental Lien, or resulting from any common law cause of action asserted by any Person concerning any health, safety or environmental matter; and (v) any Release or threatened Release of any Hazardous Material.

(m) Notice of Material Adverse Effect. The Borrower shall, promptly upon receipt of actual knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(n) Notice of Certain Changes to Beneficial Ownership Certification. If the Borrower is a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall promptly give notice to the Administrative Agent of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification.

(o) Other Information. Such other material information concerning the business, properties, or financial condition of the Borrower as the Administrative Agent shall reasonably request.

8.2. Payment of Obligations. The Borrower shall pay and discharge all Indebtedness and other obligations before any such obligation becomes delinquent, if in the case of Indebtedness such failure could reasonably be expected to result in a default in excess of the Threshold Amount.

8.3. Maintenance of Existence and Rights. The Borrower shall preserve and maintain its existence. The Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4. Operations and Properties. The Borrower shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments. The Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties that are necessary to the conduct of its business.

8.5. Books and Records; Access. Following ten (10) Business Days’ prior written notice, the Borrower shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such Person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of the Borrower and relating to its affairs, subject to the confidentiality requirements of Section 12.17, and to inspect any of the properties of the Borrower and to discuss its affairs, finances and condition with its officers and independent accountants; provided, that such inspections by the Lenders shall be coordinated with the Administrative Agent; provided, further, that so long as no Event of Default has occurred and is continuing, such inspections shall not occur more than once in any calendar year.

8.6. Compliance with Law. The Borrower shall observe and comply with all Applicable Laws and all orders of any Governmental Authority, including Environmental Laws, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7. Insurance. The Borrower shall maintain, with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance, and insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, as are materially consistent with customary practices and standards of its industry in the same or similar locations and the failure of which to maintain could have a Material Adverse Effect.

8.8. Authorizations and Approvals. The Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable the Borrower to comply in all material respects with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion.

8.9. Maintenance of Liens. The Borrower shall, upon the reasonable request of the Administrative Agent, perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary, in its reasonable discretion, in order to perfect and maintain the Secured Parties’ first priority (subject to Permitted Liens) security interests in (and Liens on) the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority (subject to Permitted Liens) security interests and Liens.

8.10. Further Assurances. The Borrower shall, upon the reasonable request of the Administrative Agent, make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem reasonably necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Borrower hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11. Maintenance of Independence. The Borrower shall at all times (i) conduct and present itself as a separate entity and maintain all business organization formalities, (ii) maintain separate books and records, (iii) conduct all transactions with Affiliates (x) in accordance with its Constituent Documents or (y) otherwise on an arm’s length basis, and (iv) not commingle its funds with funds of other Persons, including Affiliates, except for Capital Contributions of Related Parties with respect to the Investor deposited directly or indirectly into the Collateral Account (which shall include any deposit into an account of any intermediate fund prior to depositing into the Collateral Account).

8.12. Compliance with Sanctions. Neither the Borrower, nor any Person directly or indirectly controlling the Borrower, nor any Person directly or indirectly controlled by the Borrower, and to the Borrower’s actual knowledge (based on due care and inquiry), in each case directly or indirectly, will use the proceeds of any Loan hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary or joint venture partner of such Person, or to any other Person, (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. The Borrower shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower will notify the Lenders and Administrative Agent in writing not more than two (2) Business Days after obtaining actual knowledge (based on due care and inquiry) of any breach of Section 7.23, Section 8.17 or this Section 8.12.

8.13. Taxes. The Borrower reasonably expects that it shall continue to be treated as a REIT for U.S. federal income tax purposes and shall use reasonable best efforts to continue to be treated as a REIT for U.S. federal income tax purposes. The Borrower shall timely file all U.S. federal and other material Tax returns, information statements and reports required to be filed and shall timely pay all U.S. federal and other material Taxes required to be paid by the Borrower, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

8.14. Compliance with Loan Documents and Constituent Documents. The Borrower shall fully comply with any and all covenants and provisions of each Loan Document executed by it. The Borrower shall comply in all material respects with all material provisions of its Constituent Documents.

8.15. Investor Default. At all times when an Event of Default has occurred and is continuing and the Investor has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to the Borrower, then the Borrower shall exercise its available remedies as to the Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders; provided, that such consent shall be deemed to have been given if the Administrative Agent does not respond to the Borrower’s written request for such consent within seven (7) Business Days of the delivery of such request.

8.16. Collateral Account. The Borrower shall ensure that the Administrative Agent shall receive a daily statement prepared by the Account Bank with respect to the Collateral Account for any day on which there is any movement of assets into or out of the Collateral Account, along with monthly statements prepared by the Account Bank with respect to the Collateral Account.

8.17. Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower, each Person directly or indirectly controlling the Borrower, and each Person directly or indirectly controlled by the Borrower shall, and to the actual knowledge (based on due care and inquiry) of the Borrower each Responsible Officer of any of the foregoing shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and shall maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (b) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor for purposes of Anti-Money Laundering Laws, (c) ensure it does not use any of the Loans or Letters of Credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (d) ensure it does not fund any repayment of the Obligations in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8.18. Solvency. The financial condition of the Borrower and each subsidiary thereof shall be such that such Person is Solvent.

8.19. Returned Capital. The Borrower shall promptly, following notification to the Investor of any Returned Capital (a) notify the Administrative Agent in writing of such Returned Capital; (b) deliver to the Administrative Agent a revised Borrowing Base Certificate modified by the Borrower reflecting the changes to the Uncalled Capital Commitment resulting from the distribution of the Returned Capital; and (c) deliver to the Administrative Agent copies of all Capital Return Notices and a Capital Return Certification duly executed by the Borrower certifying that such Returned Capital of the Investor has been added back into the Uncalled Capital Commitment and confirming the Uncalled Capital Commitment after giving effect to such Returned Capital. The effective date on which the Unfunded Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Borrower has delivered to the Administrative Agent duly completed copies of the items required by this Section 8.19 and Section 9.21.

8.20. Investor Financial and Confirmation of Unfunded Capital Commitment.

(a) Subject to the terms and conditions of the Investor Consent, the Borrower shall request from the Investor any financial information required under its Investor Consent, as agreed from time to time with the Administrative Agent, and any other information required under the Investor Consent, and shall, upon receipt of such information, promptly deliver the same to the Administrative Agent, or shall promptly notify the Administrative Agent of its failure to timely obtain such information in the time period required thereunder.

(b) Subject to the terms and conditions of the Investor Consent, on the request of the Administrative Agent, the Borrower shall promptly, and in any event within five (5) Business Days, request a certification from the Investor confirming the amount of its Unfunded Capital Commitment, such certification to be signed and delivered by the Investor within thirty (30) days of such request and in form and substance reasonably acceptable to the Administrative Agent. In the event the Borrower is unable to timely obtain such certification, the remedy shall be an Exclusion Event. Absent an Event of Default or Potential Default, the Administrative Agent shall only be entitled to request such confirmations from the Investor once in any calendar year.

8.21. REIT Status under the Internal Revenue Code; Investment Company Act.

(a) The Borrower shall at all times maintain its status as a REIT and be taxed as such within the meaning of the Internal Revenue Code. The Borrower shall at all times maintain its status as and compliance with the requirements for a “closed-end management investment company” under the Investment Company Act.

(b) The Borrower shall at all times be in compliance with its written investment policies (after giving effect to any permitted policy amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 9. NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has yet been made or are not then due and owing), the Borrower agrees that, unless otherwise consented to in writing by the Administrative Agent:

9.1. Borrower Information. The Borrower shall not change its name, jurisdiction of formation, chief executive office and/or principal place of business without providing at least fifteen (15) days’ prior written notice to the Administrative Agent, except that, solely with respect to the Borrower’s principal place of business, such notice may be provided promptly after any such change; provided, that before any such change the Borrower delivers any documentation and/or has taken all such actions as reasonably required to permit the Administrative Agent to maintain its first priority security interest in the Collateral (subject to Permitted Liens).

9.2. Mergers, Etc. The Borrower shall not take any action (a) to merge, consolidate or divide with or into any Person, unless the Borrower is the surviving entity, or (b) that will dissolve or terminate the Borrower.

9.3. Limitation on Liens. The Borrower shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents) upon the Collateral, other than (i) Liens to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents, (ii) non-consensual Liens, if any, that arise as a matter of law or in connection with unpaid Taxes and are either not yet delinquent or are being contested in good faith by appropriate proceedings as long as, in either case, the Borrower has set aside adequate reserves therefor on its books in accordance with GAAP, (iii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights or remedies as to the Collateral Account or (iv) Liens arising in favor of the Account Bank pursuant to the Borrower Control Agreement or other agreement relating to the Collateral Account (collectively, “Permitted Liens”).

9.4. Fiscal Year and Accounting Method. The Borrower shall not change its fiscal year or materially alter its method of accounting without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld, delayed or conditioned, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required the Borrower shall promptly notify the Administrative Agent in writing of such change).

9.5. [Reserved].

9.6. Constituent Documents. Except as hereinafter provided, without the prior written consent of the Administrative Agent, the Borrower shall not amend, modify, waive or terminate any provision of its Constituent Documents in any respect (each, a “Proposed Amendment”) if such Proposed Amendment would (a) remove or alter (or affect in a similar manner) the requirements and limitations with respect to Indebtedness set forth in its Constituent Documents, (b) affect the Borrower’s or the Investor’s debts, duties, obligations and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case relating to any Capital Calls, Capital Contributions, the Capital Commitment, the Unfunded Capital Commitment or any other Collateral or any time period applicable thereto; (c) suspend, reduce or terminate the Unfunded Capital Commitment or the Investor’s obligation to fund Capital Calls; or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens (subject to Permitted Liens), and powers and privileges, of any of the Administrative Agent or the other Secured Parties in the Collateral (each, a “Material Amendment”). With respect to any Proposed Amendment, the Borrower shall notify the Administrative Agent of such proposal. The Administrative Agent shall within ten (10) Business Days of the date on which it has received such notification in accordance with Section 12.6 determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify the Borrower of its determination. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders and Administrative Agent shall be required (unless the approval of all Lenders is otherwise required hereunder), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Borrower. Subject to Section 12.1, the Lenders shall, within ten (10) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the Borrower may make such amendment without the consent of any Lender. Further, in the event any Constituent Document of the Borrower is altered, amended, modified or terminated in any respect whatsoever, the Borrower shall provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.

9.7. [Reserved].

9.8. [Reserved].

9.9. Sale of Collateral. During the occurrence and continuance of an Event of Default, the Borrower shall not sell or otherwise dispose of any assets of the Borrower unless the proceeds of such sale or disposition are first applied to repay any outstanding Obligations.

9.10. Capital Contributions. The Borrower shall not cause Capital Contributions to be made to any Affiliate of the Borrower or directly to any Investment.

9.11. Limitation on Indebtedness. The Borrower shall not, without the prior written consent of the Administrative Agent, incur indebtedness for borrowed money other than Permitted Indebtedness; provided that, for the avoidance of doubt, this Section 9.11 shall not apply to Affiliates of the Borrower.

9.12. Capital Commitment. The Borrower shall not, except as otherwise permitted by this Credit Agreement or with the prior written consent of the Administrative Agent: (a) cancel, reduce, excuse, or abate the Capital Commitment without the prior written consent of the Lenders which may be withheld in their sole discretion; or (b) relieve, excuse, delay, postpone, compromise or abate the Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of the Borrower).

9.13. Capital Calls. Without the prior written consent of the Administrative Agent, the Borrower shall not make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof except as otherwise expressly permitted by the Loan Documents.

9.14. ERISA Compliance. Neither the Borrower nor member of the Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. The Borrower shall not fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of the Borrower to be deemed Plan Assets. The Borrower shall not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.15. Dissolution. Without the prior written consent of all Lenders (in their sole discretion), the Borrower shall not take any action to terminate or dissolve.

9.16. Environmental Matters. Except for such conditions as are in compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of the Borrower; or (b) permit any real property of the Borrower to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material.

9.17. Limitations on Distributions. The Borrower shall not make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant to its Constituent Documents or (b) subject to the following sentence, without the prior written consent of the Administrative Agent, at any time during the existence of an Event of Default, a Potential Default pursuant to Section 10.1(a), 10.1(h) or 10.1(i), or a mandatory prepayment that has been triggered pursuant to Section 3.5(b) but not yet paid, or if such a mandatory prepayment would result from such Distribution. Notwithstanding the foregoing, during the continuance of any of the events set forth in clause (b) of the preceding sentence, the Borrower may make, pay or declare any Distribution permitted pursuant to its Constituent Documents (x) in amounts intended to enable a shareholder or other equity owner in the Borrower (and its direct or indirect owners) to discharge their U.S. federal, state and local income tax liabilities arising from allocations of income with respect to the Borrower, or (y) that are required for the Borrower to maintain its status as a REIT or any other tax, regulatory or similar status, qualification or election, in each case of the foregoing clauses (x) and (y) except during the continuance of a Potential Default pursuant to Section 10.1(h) or 10.1(i), an Event of Default pursuant to Section 10.1(a), 10.1(h) or 10.1(i), or any other Event of Default in which the Administrative Agent has declared the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable pursuant to Section 10.2. “Distribution” means any distributions (whether or not in cash) on account of any equity interest or capital commitment in the Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such equity interest or capital commitment.

9.18. Limitation on Withdrawals of Funds. Without the prior written consent of the Required Lenders, the Borrower shall not make or cause the making of any withdrawal or transfer of funds from the Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations.

9.19. [Reserved].

9.20. [Reserved].

9.21. Capital Returns. The Borrower shall not return any funds to the Investor which may be the subject of a Capital Call without concurrently delivering to the Administrative Agent a copy of each related Capital Return Notice and Capital Return Certification.

9.22. [Reserved].

9.23. Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any Taxes payable by any Person or any of its Subsidiaries in respect of income of the Borrower, or otherwise engage in any other material transactions with, any of its Affiliates, except (i) pursuant to Section 9.17 of this Credit Agreement, (ii) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (iii) sales of assets to the Investment Sub-Adviser in the ordinary course of the Borrower’s business.

9.24. [Reserved].

9.25. Collateral Account. The Borrower shall not direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investor pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than the Collateral Account. The Borrower shall not, and shall not cause any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Account cash or cash proceeds other than Capital Contributions.

Section 10. EVENTS OF DEFAULT

10.1. Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) the Borrower shall fail to pay when due any principal of the Obligations, including any failure to pay any amount required under Section 3.5(b), following any applicable grace periods; (ii) the Borrower shall fail to pay when due any interest on the Obligations, and such failure under this clause (ii) shall continue for three (3) Business Days; or (iii) the Borrower shall fail to pay when due any fee, expense, indemnity or other payment required hereunder (including payment of cash for deposit as Cash Collateral), or under any other Loan Document, and such failure under this clause (iii) shall continue for five (5) Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Borrower (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Borrower (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured (i) with respect to any representation or warranty other than any representation or warranty relating to the accuracy of a Borrowing Base Certificate or a Compliance Certificate, within thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrower or (y) a Responsible Officer of the Borrower obtains actual knowledge thereof (based on due care and inquiry in the ordinary course of business); or (ii) with respect to any representation or warranty relating to the accuracy of a Borrowing Base Certificate or a Compliance Certificate, within thirty (30) days of the date such Borrowing Base Certificate or Compliance Certificate, as applicable, was required to be delivered pursuant to Section 8.1(b), 8.1(i) or 8.19, as applicable;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 5.2(a), 8.1, and Sections 9.1 through 9.25) by the Borrower; or (ii) the covenants or agreements of the Borrower contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrower or (y) a Responsible Officer of the Borrower obtains actual knowledge thereof (based on due care and inquiry in the ordinary course of business);

(d) default shall occur in the performance of any of the covenants or agreements of the Borrower contained in Section 3.5(b), Section 5.2(a) or any one of Sections 9.1 through 9.25, subject to any applicable grace periods provided therein; provided, that there shall be no grace period with respect to any amendment or termination of the Equity Commitment Agreement without the Administrative Agent’s prior written consent on any day during which the Uncalled Capital Commitment is greater than zero;

(e) default shall occur in the performance of Section 8.1 of this Credit Agreement and such default shall continue uncured for five (5) Business Days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrower or (ii) a Responsible Officer of the Borrower obtains actual knowledge thereof (based on due care and inquiry in the ordinary course of business);

(f) any of the Loan Documents executed by the Borrower: (i) shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Borrower, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative; or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (in each case, other than as a result of the Administrative Agent’s gross negligence or willful misconduct and subject to Permitted Liens);

(g) default beyond any applicable grace period shall occur with respect to the payment of any Indebtedness of the Borrower in an amount equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h) the Borrower or the Investment Manager shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of the Borrower or the Investment Manager, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of the Borrower or the Investment Manager, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue undismissed, unstayed and in effect for a period of sixty (60) days;

(j) any final non-appealable judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against the Borrower, and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount in the aggregate for any such judgment, or unless, in any case, the Borrower has posted a bond or cash collateral;

(k) any final non-appealable judgment(s) for the payment of money equal to or in excess of $30,000,000 in the aggregate shall be rendered against the Investment Sub-Adviser, and (x) such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, (y) a bond or cash collateral has not been posted for the payment of money, or (z) the Investment Sub-Advisor reasonably believes that such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed $30,000,000 in the aggregate for any such judgment;

(l) there shall occur any change in the business, assets, operations, or condition (financial or otherwise) of the Borrower, which, taken as a whole and in the reasonable judgment of the Administrative Agent, would reasonably be expected to have a Material Adverse Effect, which event shall continue unremedied for a period of thirty (30) days or more after notice from the Administrative Agent;

(m) the issuance to the Borrower of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to the Borrower of any injunctive order by any court under any Environmental Law, which, in the Administrative Agent’s reasonable judgment, will result in a Material Adverse Effect and such order remains undischarged for sixty (60) days;

(n) an Exclusion Event shall occur and be continuing, other than an Exclusion Event under clause (g), clause (i) or clause (t) of the definition thereof; provided that the occurrence and continuance of an Exclusion Event under clause (b) of the definition thereof shall only be an “Event of Default” if the relevant case, proceeding, order, judgment or decree under such clause (b) shall continue unstayed and in effect for a period of sixty (60) days;

(o) the Investor shall default in its obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within five (5) Business Days of when initially due;

(p) [reserved];

(q) [reserved];

(r) the Borrower or the Investor shall formally and explicitly repudiate, challenge, or declare unenforceable the Capital Commitment or the Investor’s obligation to make Capital Contributions to the capital of the Borrower pursuant to a Capital Call, or the Borrower, the Investment Manager or the Investor shall otherwise disaffirm any material provision of the Borrower’s Constituent Document, as applicable, or the Equity Commitment Agreement;

(s) the Management Agreement shall cease to be in full force and effect or the Investment Manager resigns or is removed from said role and none of the Investment Sub-Adviser, another Affiliate of the Investor or another Person acceptable to the Administrative Agent in its sole discretion is appointed as successor Investment Manager within thirty (30) days;

(t) an event shall occur that will cause a dissolution or liquidation of the Borrower or proceedings are commenced by any Person seeking the dissolution or liquidation of the Borrower (which, solely in the case of an involuntary proceeding commenced against the Borrower, shall remain undismissed or unstayed for a period of forty-five (45) days); or

(u) a Change of Control shall occur.

10.2. Remedies Upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including the initiation of Capital Calls of the Uncalled Capital Commitment; (v) suspend the obligation of the Lenders to maintain LIBOR Rate Loans and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waives.

(a) Actions with Respect to the Collateral. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of the Borrower, at any time or from time to time during the existence and continuance of an Event of Default, to: (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing, (ii) notify the Investor to make all payments due or to become due with respect to its Capital Commitment directly to the Administrative Agent on behalf of the Secured Parties or to an account other than the Collateral Account, (iii) take or bring in the Borrower’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitment, (iv) complete any contract or agreement of the Borrower in any way related to payment of any of the Capital Commitment, (v) make allowances or adjustments related to the Capital Commitment, (vi) compromise any claims related to the Capital Commitment, (vii) issue credit in its own name or the name of the Borrower; or (viii) exercise any other right, privilege, power, or remedy provided to the Borrower under its respective Constituent Documents with respect to the Capital Commitment. Regardless of any provision hereof, in the absence of gross negligence, fraud or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrower notice of actions taken pursuant to this Section 10.2(b) concurrently with, or within one (1) Business Day of, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrower’s obligations hereunder. Notwithstanding the above, during the continuance of an Event of Default, the Borrower shall be authorized to issue Capital Calls only with the consent of the Administrative Agent in its sole discretion. For the avoidance of doubt, the Administrative Agent shall be authorized to issue the initial Capital Call pursuant to this Section 10.2 only if (x) there are Obligations that are then outstanding, (y) either (i) an Event of Default has occurred and is continuing pursuant to Section 10.1(a), 10.1(h) or 10.1(i), (ii) an Event of Default has occurred and is continuing pursuant to Section 10.1(d) as a result of any amendment or termination of the Equity Commitment Agreement without the Administrative Agent’s prior written consent on any day during which the Uncalled Capital Commitment is greater than zero, or (iii) any other Event of Default that can be cured by a Capital Contribution has occurred and is continuing, and (z) the Borrower has not initiated a Capital Call within two (2) Business Days of the request of the Administrative Agent that requires the Investor to make a Capital Contribution into the Collateral Account within ten (10) Business Days after such Capital Call and is in an amount sufficient to cure such Event of Default or to pay all outstanding Obligations in full; provided that, if the application of the proceeds of such Capital Call is not sufficient (together with amounts on deposit in the Collateral Account) to cure such Event of Default or to pay all outstanding Obligations in full, then, so long as such Event of Default is continuing, the Administrative Agent will be permitted to issue Capital Calls to repay the Obligations and to exercise all other remedies. Notwithstanding the foregoing, during the continuance of any such Event of Default, the Administrative Agent shall not be prohibited from taking any actions with respect to the Collateral Account or as may be required to protect the interests of the Secured Parties in any bankruptcy or insolvency proceeding.

(b) Additional Action by the Administrative Agent. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any capital contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of the Borrower, to endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including all items evidencing payment upon a Capital Contribution of any Person to the Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of the Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and Liens in the Collateral (subject to Permitted Liens) or the repayment of the Obligations, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence, fraud or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Administrative Agent of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrower acknowledges that all funds so transferred into the Collateral Account shall be the property of the Borrower, subject to the first priority, exclusive security interest of the Administrative Agent therein.

10.3. Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrower and the Administrative Agent concurrently with or within one (1) Business Day after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4. Performance by the Administrative Agent. Should the Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrower shall, at the request of the Administrative Agent, pay within fifteen (15) Business Days of such request any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrower, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of the Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with the Borrower, or any related Person.

10.5. Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Borrower agrees to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investor, including providing contact information for the Investor within five (5) Business Days after request.

Section 11. AGENCY PROVISIONS

11.1. Appointment and Authorization of Administrative Agent.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrower, the Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrower in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent (without any further consent of the Secured Parties), at the Administrative Agent’s option and in its reasonable discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than contingent obligations for which no claim has yet been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2. Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by the Administrative Agent concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of the Administrative Agent.

11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Administrative Agent is not trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied, and when the Administrative Agent disburses funds to the Borrower or the Letter of Credit Issuer causes Letters of Credit to be issued, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4. Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party pursuant to Section 12.5(a) or (b) and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, losses, damages, claims, or related expense of any kind whatsoever which may at any time (including at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of the Administrative Agent.

11.8. Administrative Agent in Its Individual Capacity. The Administrative Agent (and any successor acting as the Administrative Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though the Administrative Agent were not the Administrative Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to the Loans made, the Letters of Credit issued and all obligations owing to it, the Administrative Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9. Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the written consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to in writing by the Borrower (if required) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

11.10. Reliance by the Borrower. The Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrower, so long as the Administrative

Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrower shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Borrower shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrower shall have received notice of resignation, and the Borrower shall not be obligated to recognize any successor Administrative Agent until the Borrower shall have received written notification satisfactory to them of the appointment of such successor.

11.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12. Erroneous Payments.

(a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, any other Secured Party or any other Person that the Administrative Agent has determined in its sole discretion that such Person has received funds on behalf of a Lender, Secured Party or other Person (each such recipient, a “Payment Recipient”) from the Administrative Agent or any of its Affiliates that were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part), then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) then such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that, nothing in this Section 11.12 shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) above. Each Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding Section 11.12(a), each Payment Recipient agrees that, in the case of clause (ii) of Section 11.12(a), it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (i) or (ii) of Section 11.12(a), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf shall cause such Payment Recipient to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.12(c), from any Lender that is a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Payment

Recipient, such Payment Recipient shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s lending affiliate, in a principal amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, without further consent or approval of any party hereto or any further payment by the Administrative Agent or its lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment, and the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. As to any Erroneous Payment Deficiency Assignment, the provisions of this Section 11.12(d) shall govern in the event of any conflict with the terms and conditions of Section 12.11. No Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(e) Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any of the Obligations owed by the Borrower or any other Borrower Party and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of clauses (ii) and (iii) of this Section 11.12(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), any Borrower or any other Borrower Party for the purpose of making such Erroneous Payment.

(f) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent pursuant to this Section 11.12 or under the indemnification provisions of this Credit Agreement.

(g) Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 12. MISCELLANEOUS

12.1. Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which the Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and the Borrower on the other hand; and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5, or issue or participate in any Letter of Credit, as contemplated in Section 2.8;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Borrower permitted hereunder or in any other Loan Document; and

(b) all Lenders:

(i) except as otherwise provided by Section 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment;

(ii) amend the definition of “Available Commitment”, “Eligible Institution”, “Maturity Date”, “Principal Obligations” or the definition of any of the defined terms used therein;

(iii) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v) amend the terms of Section 3.5(b) or this Section 12.1.

The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; (3) the Administrative Agent may, in its reasonable discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by the Borrower, if such modification, waiver, or consent is of an administrative nature; and (4) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Loan Documents or enter into additional Loan Documents to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 4.9 in accordance with Section 4.9.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2. Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Sections 2.8(h) and 4.10, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

12.3. Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4. Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Borrower may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5. Payment of Expenses; Indemnity.

(a) Cost and Expenses. The Borrower shall pay promptly, and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, amendments to the Borrower’s Constituent Document, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that the Borrower will not be liable for the fees and expenses of more than one separate firm of attorneys, and local or regulatory counsel in each applicable jurisdiction (whether such firm represents one or more of the foregoing), except in the event that the foregoing shall have been advised by counsel that there are actual or perceived conflicts of interest, in which event the Borrower will be required to pay for one additional counsel for each affected party, (ii) all reasonable and documented out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of one outside counsel for the Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Credit Facility),

(ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment or another tribunal to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.5(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 12.5 shall be payable within fifteen (15) Business Days after demand therefor.

(f) Survival. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6. Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b).

If to the Borrower:

At the address specified with respect thereto on Schedule I.

With a copy to (which shall not constitute notice hereunder):

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Jeff Berman

Telephone: (212) 574-1232

Email: bermanj@sewkis.com

If to Wells Fargo as Administrative Agent, Letter of Credit Issuer or Lender:

Wells Fargo Bank, National Association

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Erin Goldstein

Telephone: (704) 410-2361

Email: subscription.finance@wellsfargo.com

erin.s.goldstein@wellsfargo.com

With a copy to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

227 West Trade Street, Suite 2400

Charlotte, North Carolina 28202

Attention: Wesley Misson

Telephone: (704) 348-5355

Facsimile: (704) 348-5200

Email: wesley.misson@cwt.com

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from the Borrower or the Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7. Governing Law. This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8. Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against the Borrower with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and the Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Lender by registered or certified mail, postage prepaid, to the Borrower’s address set forth in Section 12.6. The Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9. Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11. Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and;

(B)

in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $2,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower in a written notice to the Administrative Agent received prior to such fifth (5th) Business Day.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A)

the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender; and

(C)	the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its reasonable discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the written consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the

Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in its Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Reserved].

(h) Disclosure of Information. Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.10; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.10; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

  (iii) Certain Fees.

(A)

Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.10.

(B)

Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.13 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.10.

(C)

With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in Section 12.12(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.10.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

12.13. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15. Survival. All representations and warranties made by the Borrower herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16. Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrower and its properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, but subject in all cases to the terms and conditions of the Equity Commitment Agreement and the Investor Consent, the Obligations shall not be recourse to the Investor and the Lenders shall not have the right to pursue any claim or action against the Investor except for any claim or action for actual damages of the Administrative Agent or Lenders as a result of breach by the Investor of its obligations under the Loan Documents or any fraud, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of the Investor, in which event there shall be full recourse against such Person.

12.17. Availability of Records; Confidentiality. (a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated thereunder (without duplication of Confidential Information, collectively, “Transaction Information”) are confidential and may not be disclosed except as set forth in this Section 12.17; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Borrower Party; provided further that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information; (b) the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identity of the Investor, the amounts of its Capital Commitment and details regarding it investments under the Borrower’s Constituent Documents, Equity Commitment Agreement or other Constituent Documents (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17 and may not be disclosed other than as set forth in this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants, lawyers and regulators; (ii) to the Investor; (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Borrower; (iv) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (v) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (vi) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; or (vii) as otherwise specifically required by Applicable Law. Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the U.S. federal, state, and local tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

12.18. Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies the Borrower (and in certain circumstances the beneficial owners thereof), which information includes the name and address of the Borrower (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower (and beneficial owner).

12.19. Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature, unless otherwise approved by the Administrative Agent)) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20. Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired, and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination. This Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

12.21. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or further restricts the rights of the Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation

By:	/s/ Jane Trust
Name: Jane Trust
Title: President and Chief Executive Officer

WF – Clarion REIF – Revolving Credit Agreement

Acknowledged and agreed to with respect to Section 5.4 only:

INVESTMENT MANAGER:

LEGG MASON PARTNERS FUND ADVISOR, LLC, a Delaware limited liability company

By:	/s/ Jane Trust
Name: Jane Trust
Title: President and Chief Executive Officer

INVESTMENT SUB-ADVISER:

CLARION PARTNERS, LLC, a New York limited liability company

By:	/s/ Rick Schaupp
Name: Rick Schaupp
Title: Authorized Signatory

WF – Clarion REIF – Revolving Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Letter of Credit Issuer and a Lender

By:	/s/ Erin Goldstein
Name: Erin Goldstein
Title: Director

WF – Clarion REIF – Revolving Credit Agreement

SCHEDULE I

Borrower Information

General Information

Borrower	Jurisdiction of Formation	Chief Executive Office/Principal Place of Business/Principal Office/Notice Address
Clarion Partners Real Estate Income Fund Inc.	Maryland	230 Park Avenue New York, NY 10169 Attention: David Whorton Email: CPREIFPortfolioManagement@Clarionpartners.com

Collateral Account Information

[Redacted]

Bylaws

Borrower	Bylaws
Clarion Partners Real Estate Income Fund Inc.	Amended and Restated Bylaws of the Borrower adopted April 1, 2020

SCHEDULE II

Commitments

Lender Name	Commitment
Wells Fargo Bank, National Association	$50,000,000

SCHEDULE III

Borrower Organizational Structure

[Attached]